As filed with the U.S. Securities and Exchange Commission on December 28, 2007
Registration No. 333-________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FUTURE NOW GROUP INC.
(Name of small business issuer in its charter)

Nevada	7372	20-4237445
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Galleria Building, 61 Unquowa Rd
Fairfield, Connecticut 06824
(877) 643-7244
(Address and telephone number of principal executive offices)

William Schloth
Chief Financial Officer
Galleria Building, 61 Unquowa Rd.
Fairfield, Connecticut 06824
(877) 643-7244
(Name, address and telephone number of agent for service)

Copies to:

David E. Danovitch, Esq.
Kristin J. Angelino, Esq.
Paula Pescaru, Esq.
Gersten Savage LLP
600 Lexington Ave.
New York, NY 10022
Tel: (212) 752-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being Registered(1)	Offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	5,054,400	$0.50	$2,527,200	$99.32

(1)	Pursuant to Rule 416, there are also being registered such indeterminable number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant’s Common Stock on the OTC Bulletin Board as of December 24, 2007 was $0.50 per share.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 28, 2007

$2,527,200
FUTURE NOW GROUP INC.

5,054,400
Shares of Common Stock

This prospectus relates to the sale of up to 5,054,400 shares of our common stock, par value $0.001, by our stockholders, who are the holders of (i) our outstanding convertible promissory notes and (ii) warrants to purchase shares of our common stock.

The selling stockholders may sell the common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

Our common stock currently trades on the OTC Bulletin Board under the symbol “FUTR.OB.” On December 24, 2007, the last reported sale price for our common stock on the OTC Bulletin Board was $0.50 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

An investment in these securities involves a high degree of risk. Please carefully review the section titled “Risk Factors” beginning on page 3.

The date of this prospectus is December _______, 2007.

i

TABLE OF CONTENTS

SUMMARY	1

RISK FACTORS	3

FORWARD-LOOKING STATEMENTS	8

USE OF PROCEEDS	8

SELLING STOCKHOLDERS	9

PLAN OF DISTRIBUTION	10

LEGAL PROCEEDINGS	11

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS	14

DESCRIPTION OF SECURITIES	15

INTERESTS OF NAMED EXPERTS AND COUNSEL	15

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	15

DESCRIPTION OF BUSINESS	16

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	20

DESCRIPTION OF PROPERTY	25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	26

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27

EXECUTIVE COMPENSATION	29

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	30

INDEX TO FINANCIAL STATEMENTS	31

WHERE YOU CAN FIND MORE INFORMATION	32

ii

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. As used in this prospectus, the terms “the Company,” “us,” and “our” refer to Future Now Group Inc., a Nevada corporation, unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending December 31. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

General

Through our wholly owned subsidiaries, Future Now, Inc. and Intellectual Property Licensing Group, Inc. we provide custom and productized interactive marketing optimization services that help businesses generate more engagements, leads, subscriptions, and sales by utilizing our proprietary framework, Persuasion Architecture™. Persuasion Architecture™ continuously uncovers improvement opportunities that enable clients to integrate technology, creativity, and marketing talents more effectively in a financially accountable manner. We plan to continue to develop our services suite consisting of consulting, training, software as service, IP licensing, and strategic partnerships to meet evolving market needs.

Recent Events

On October 30, 2007, we entered into a share exchange agreement with Future Now, Inc., a privately held Delaware corporation, and the stockholders of Future Now, Inc. The closing of the transactions contemplated in the share exchange agreement and the acquisition of all of the issued and outstanding stock of Future Now, Inc. occurred on October 30, 2007 (the “Share Exchange”). In connection with the Share Exchange, we entered into two Convertible Note Agreements, a Securities Purchase Agreement, four Warrant Agreements and a Pledge and Security Agreement (collectively, the “Financing Agreements”), by and between us and two purchasers named therein (collectively the “Purchasers”). The Financing Agreements provide for the offering by us to the Purchasers of $2,000,000 (the “Financing”) in 11% Secured Convertible Notes (the “Notes”) having a maturity date which is on the second anniversary of the Closing date. We prepaid interest on the Notes.

Management plans to use the net proceeds of the Financing, approximately $1,450,000, for software development, marketing and promotion, general corporate purposes and general working capital. We also may use a portion of the net proceeds from the Financing to pursue our strategy of growth through the acquisition of companies in complementary business lines. No such acquisition candidates have been identified at this time. The amounts that we actually expend for these specified purposes may vary significantly depending on a number of factors, including changes in our growth strategy, the amount of our future net service revenue and expenses, and our future cash flow. As a result, we will retain broad discretion in the allocation of the net proceeds of this Financing and may spend such proceeds for any purpose, including purposes not presently contemplated.

Corporate Information

Our principal executive office is located at the Galleria Building, 61 Unquowa Road, Fairfield, Connecticut 06824. Our telephone number at that address is (877) 643-7244. Our websites are www.futurenowinc.com, www.grokdot.com, and www.persuasionarchitecture.com. The information contained on our websites does not form part of this registration statement on Form SB-2.

This Offering

Shares offered by Selling Stockholders	Up to 5,054,400 shares of common stock, consisting of shares issuable upon the conversion of secured convertible promissory notes and the exercise of warrants.

Common Stock to be outstanding after the offering	76,296,591*

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 3.

OTC Bulletin Board Trading Symbol	FUTR.OB

*	This is based on 71,242,191 shares that were issued and outstanding as of December 20, 2007 and assumes the issuance of all shares registered herewith.

Summary Consolidated Financial Information

THE FOLLOWING TABLE PRESENTS SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA AND HAS BEEN DERIVED FROM OUR AUDITED FINANCIAL STATEMENTS FOR THE TWO-YEAR PERIOD ENDED DECEMBER 2005 AND 2006 AND THE NINE MONTH PERIODS ENDING SEPTEMBER 31, 2007 AND 2006. THE INFORMATION BELOW SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND OUR FINANCIAL STATEMENTS AND THE NOTES THERETO, EACH OF WHICH IS INCLUDED IN ANOTHER SECTION OF THIS PROSPECTUS.

	Nine Months Ended September 30,		Twelve Months Ended December 31,
(in $)	2007	2006	2006	2005
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
STATEMENT OF OPERATIONS DATA:
Total Revenues	1,745,927	1,317,547	1,527,639	1,207,559
Cost of Revenues	710,458	477,944	601,379	501,147
Gross Profit	1,035,469	839,603	926,260	706,412
Marketing and sales	91,048	2,653	6,421	0
Stock Based Compensation	381,225	0	0	0
General and administrative	1,075,168	481,506	760,728	580,733
(Loss) income from operations	(511,972)	355,444	159,111	125,679
Interest (income) expense	36,682	(3,380)	(4,241)	(3,365)
Depreciation and amortization	4,915	0	0	0
Other (income) expense	(32,443)	40,089	41,760	76,474
(Loss) income before income taxes	(521,126)	318,735	121,593	54,831
Income tax expense	1,492	31,373	55,669	18,232
Net income (loss)	(522,618)	287,362	65,924	36,599

SELECTED REVENUE CHANNEL DATA:
Custom Consulting	759,386	612,603	716,747	888,193
Productized consulting	706,154	403,000	464,000	132,800
Licensing and training	108,503	148,608	238,242	143,569
Product and content sales	171,884	153,336	108,650	42,997

BALANCE SHEET DATA (AT END OF THE PERIOD):
Working capital	694,930	472,134	304,549	187,523
Total assets	1,082,843	622,985	415,595	542,945
Total debt, net of debt discount	568,174	0	0	0
Stockholders' equity	292,321	301,897	301,873	16,475

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Because we depend on our key personnel, the loss of their services or the failure to attract additional highly skilled personnel could adversely affect our operations.

If we are unable to maintain our key personnel and attract new employees with high levels of expertise in those areas in which we propose to engage, without unreasonably increasing our labor costs, the execution of our business strategy may be hindered and our growth limited. We believe that our success is largely dependent on the continued employment of our senior management and directors and the hiring of strategic key personnel at reasonable costs. All of our senior executives have entered into employment agreements with the Company; however, each senior executive may terminate his employment agreement on notice for any reason. We do not have “key-person” insurance on the lives of any of our key officers or management personnel to mitigate the impact that the loss of any of them would cause. Specifically, the loss of any of our executive officers would disrupt our operations and divert the time and attention of our remaining officers. If any of our current senior managers were to become unable or unwilling to continue in their present position, or if we were unable to attract a sufficient number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected.

If we fail to respond to rapidly changing technology or evolving industry standards, our services may become obsolete or less competitive.

The market for services is characterized by rapid technological advances, changes in client requirements, changes in protocols and evolving industry standards. If we are unable to develop enhancements to and new features for existing services or acceptable new services that keep pace with rapid technological developments, services may become obsolete, less marketable and less competitive and their business would be harmed. The success of any enhancements, new features and services depends on several factors, including the timing of completion, functionality and market acceptance of the feature or enhancement. Failure to produce acceptable new features and enhancements may significantly impair our revenue growth and our results of operations.

We may be liable to customers and may lose customers if we provide poor service, if services do not comply with agreements or if there is a loss of data.

The information in our databases may not be complete or may contain inaccuracies that customers regard as significant. Ability to collect and report data may be interrupted by a number of factors, including an inability to access the Internet or the failure of our network or software systems. In addition, computer viruses may harm systems causing lost data, and the transmission of computer viruses could expose us to litigation. Our customer agreements give customers the right to terminate their agreements for cause if we fail to meet certain reliability standards stated in the agreements or otherwise materially breach our obligations. Any failures in the services supplied or the loss of any customers’ data may result in customers terminating their agreements and could subject us to liability. We may also be required to spend substantial amounts to defend lawsuits and pay any resulting damage awards. We may be liable to customers for loss of business, loss of future revenue, and breach of contract or even for the loss of goodwill. In addition to potential liability, if we supply inaccurate information or experience interruptions in our ability to supply information, our reputation could be harmed and we could lose customers.

We may expand through acquisitions of, or investments in, other companies or through business relationships, all of which may divert management’s attention, result in additional dilution to stockholders or consume resources that are necessary to sustain our operations.

One of our business strategies is to acquire competing or complementary services, technologies or businesses. We also may enter into relationships with other businesses in order to expand service offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies.

An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the acquired businesses, technologies, products, personnel or operations of the acquired company, particularly if the key personnel of the acquired company choose not to work for us, and we may have difficulty retaining the customers of any acquired business due to changes in management and ownership. Acquisitions may also disrupt ongoing business, divert resources and require significant management attention that would otherwise be available for ongoing development of business. Moreover, there can be no assurance that the anticipated benefits of any acquisition, investment or business relationship would be realized or that we would not be exposed to unknown liabilities. In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute our existing stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures; and

•	become subject to adverse tax consequences, or incur substantial depreciation or deferred compensation charges.

We periodically engage in preliminary discussions relating to acquisitions and strategic partnerships, but are not currently a party to any agreements relating to pending or proposed acquisitions or strategic partnerships.

Failure to manage growth effectively could prevent us from achieving our goals.

Our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel. Our failure to successfully manage growth could result in our sales not increasing commensurately with our capital investments which could materially adversely affect our business.

Any failure to adequately expand a direct sales force will impede our growth.

We expect to be substantially dependent on a direct sales force to obtain new customers, particularly large enterprise customers, and to manage customer relationships. There is significant competition for direct sales personnel with advanced sales skills and technical knowledge. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take twelve months or more to achieve full productivity. Recent hires and planned hires may not become as productive as expected, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. If we are unable to hire and develop sufficient numbers of productive sales personnel our business prospects could suffer.

If we are not able to adequately protect our proprietary rights, our operations may be materially adversely affected.

Our ability to compete partly depends on the superiority, uniqueness and value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, we may not be able to adequately protect our intellectual property.

In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. Our inability to adequately protect our proprietary rights may have a materially adverse affect on our business and operations.

If we are forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights, our operations may by materially adversely affected.

Disputes regarding the ownership of technologies are common and likely to arise in the future. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

If we are later subject to claims that we have infringed the proprietary rights of others or exceeded the scope of licenses, we may be required to obtain a license or pay additional fees or change our designs or technology.

We can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our software designs or other technology.

Risks Related to our Common Stock

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange such as the American Stock Exchange. Accordingly, stockholders may have difficulty reselling any or all shares of our common stock.

Our common stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our common stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker dealers to trade our securities. The penny stock rules may discourage investors’ interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority’s sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending such investment to that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Trends, Risks and Uncertainties

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

FORWARD-LOOKING STATEMENTS

This Prospectus contains ‘‘forward-looking statements’’ and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this Prospectus, the words anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘project,’’ ‘‘should’’ and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in ‘‘Business’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’ These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this Prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them.

DETERMINATION OF OFFERING PRICE

Our common stock is traded on the OTC Bulletin Board under the symbol "FUTR.OB." On December 24, 2007, the closing price of our common stock was $0.50 per share.

The selling stockholders may offer to sell the shares of common stock being offered in this Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by the selling stockholders listed below. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling stockholders have held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker dealer or an affiliate of a broker dealer.

For purposes of this table, beneficial ownership is determined in accordance with Securities and Exchange Commission’s rules, and includes voting power and investment power with respect to shares and shares which the beneficial owner has the right to acquire within 60 days from warrants, rights, options, conversion privileges and similar obligations. The “Ownership After Offering” column assumes the sale of all shares offered.

				Ownership After Offering
Title of Class	Name and Address of Beneficial Owner	Shares Owned Prior to Offering(1)	Shares to be Sold in this Offering	Number of Shares	Percentage of Class(2)
Common	Professional Offshore Opportunity Fund, Ltd. 1400 Old Country Road Suite 206 Westbury, NY 11590	9,523,812	4,211,983	5,311,829	6.94%
Common	Professional Traders Fund, LLC 1400 Old Country Road Suite 206 Westbury, NY 11590	1,904,781	842,417	1,062,364	1.47%

(1)
Assumes (i) that the conversion of the selling stockholder’s convertible promissory notes and the exercise of warrants held by the selling stockholders has already taken place and (ii) that such conversion or exercise took place as of December 27, 2007 at a price of $0.55 per share.

(2)
Based on 71,242,191 shares of common stock issued and outstanding as of December 20, 2007. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares. Shares of common stock which the beneficial owner has the right to acquire within 60 days from warrants, rights, options, conversion privileges and similar obligations, are deemed outstanding for purposes of computing the percentage ownership of the person holding such obligations, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

PLAN OF DISTRIBUTION

Our common stock is traded on the OTC Bulletin Board under the symbol “FUTR.OB.” On December 24, 2007, the closing price of our common stock was $0.50 per share. There is currently a limited market in our common stock, and we do not know whether an active market in our common stock will develop.

Our shares of common stock offered hereby by the selling stockholders may be sold from time to time by such stockholders, or by pledges, donees, transferees and other successors in interest thereto. These pledgees, donees, transferees and other successors in interest will be deemed “selling stockholders” for the purposes of this prospectus. Our shares of common stock may be sold:

•	on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or

•	in privately negotiated transactions.

The shares may also be sold in compliance with Rule 144 of the Securities Act, after the end of the applicable holding periods, as then in effect.

The selling stockholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agents or acquire the common stock as principals.

Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling stockholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling stockholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling stockholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders.

We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders must comply with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in the offer and sale of the common stock. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and we have informed them that they may not, among other things:

1.	engage in any stabilization activities in connection with the shares;

2.	effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

3.
bid for or purchase any of the shares or rights to acquire the shares or attempt to induce any person to purchase any of the shares or rights to acquire the shares, other than as permitted under the Securities Exchange Act of 1934.

LEGAL PROCEEDINGS

There are no pending, nor to our knowledge threatened, legal proceedings against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are listed below.

Name	Age	Position Held with our Company
Jeffrey Eisenberg	42	Director, Chief Executive Officer and President
William Schloth	44	Director and Chief Financial officer
Howard Kaplan	30	Chief Operating Officer
Bryan Eisenberg	37	Director and Executive Vice President of Intellectual Property
John Quarto-Von Tivadar	43	Chief Scientist

Jeffrey Eisenberg has served as our director, Chief Executive Officer and President since October 30, 2007. Mr. Eisenberg co-founded Future Now, Inc. in 1998 and served as its Chief Executive Officer and as director until October 30, 2007. He also serves as the Chief Executive Officer of Persuasion Architecture, Inc., a licensing and training company. Mr. Eisenberg has expertise in online marketing and marketing performance metrics. He is the co-author of the New York Times bestseller “Call-to-Action and Persuasive Online Copywriting,” and a co-author of the Wall Street Journal No. 1 bestseller “Waiting for Your Cat to Bark?” Mr. Eisenberg attended Touro College.

William E. Schloth has served as our director and Chief Financial Officer since October 30, 2007. Mr. Schloth co-founded Future Now, Inc. in 1998 and served as its Chief Executive Officer until October 30, 2007. For more than the past two years, he has also served as a Senior Managing Director of Finance for Future Now Capital Markets Group, an affiliate of Future Now, Inc. that provides investment banking and financial services consulting. Mr. Schloth has also held senior management positions with GE Capital, including serving as Technical Advisor for Mergers and Acquisitions and Manager of Financial Planning and Analysis. Prior to GE Capital, Mr. Schloth spent five years with Coopers & Lybrand. Mr. Schloth also has experience as an entrepreneur, successfully co-founding and selling his own full-service brokerage firm, as well as founding a specialty high-end financial and technology management consulting practice. Mr. Schloth is a certified public accountant and holds an MBA from New York University’s Stern School of Business with a double concentration in finance and marketing.

Bryan Eisenberg has served as our director and Executive Vice President of Intellectual Property since October 30, 2007. Mr. Eisenberg co-founded Future Now, Inc. in 1998 and served as its Executive Vice President and as a director until October 30, 2007. He has expertise in online marketing and marketing performance metrics. He is also chairman of the Web Analytics Association and an advisory board member of AdTech. Mr. Eisenberg is an inventor of Persuasion Architecture™. Mr. Eisenberg has also consulted and run seminars for companies such as: Universal Orlando, GE, PriceWaterhouseCoopers, HP, CBS, AeroTek/Allegis Group, Dell, Volvo, Computer Associates, Overstock.com, LowerMyBills.com, CafePress.com and SAS. He is the co-author of the New York Times bestseller “Call-to-Action and Persuasive Online Copywriting,” and a co-author of the Wall Street Journal No. 1 bestseller “Waiting for Your Cat to Bark?” He is the publisher of Future Now’s award-winning blog and newsletter GrokDotCom and is the author of ClickZ’s column “ROI Marketing.” Mr. Eisenberg graduated from Brooklyn College.

John Quarto-von Tivadar has served as our Chief Scientist since October 30, 2007. Since 2000, Mr. Quarto-von Tivadar served as Chief Scientist for Future Now, Inc. He is a co-inventor of Persuasion Architecture™ and is a regular speaker at seminars and conferences in North America and Europe, having written multiple books on various technology topics, such as “Discovering Fusebox.” From 1999 to 2000, Mr. Tivadar was Chief Technology Officer of an Internet incubator in New York with more than 40 web-based businesses, pioneering the development of the highly acclaimed “Category Manager,” “iTract” and “e-Marketplaces” web applications. From 1997 to 1999, Mr. Tivadar served as a Senior Engineer for Internet Technologies for Boston-based engineering software firm The Invention Machine. From 1988 to 1993, Mr. Tivadar ran an institutional trading desk on the floor of an exchange and managed a private hedge fund valued in excess of $5 million for five years while a member of the Chicago Board of Trade. Mr. Tivadar also worked on instrument calibration and software testing for NASA’s Hubble Space Telescope’s high-speed photometer and high-resolution spectrograph from 1987 to 1988. His newest book, “Persuasion Architecture: In Theory and In Practice” is expected to be out in the middle of 2008. He holds a Masters degree in Astrophysics from Boston University and a Bachelors of Science degree in Astronomy from the University of Illinois.

Howard Kaplan has served as our Chief Operations Officer since October 30, 2007. Since 2004, Mr. Kaplan served as the Director of Business Development, and from 2006 to 2007 as Chief Operating Officer of Future Now, Inc. He has spoken about marketing optimization at leading conferences including Internet Retailer, Shop.org, AdTech, Marketing Sherpa and Search Engine Strategies. Mr. Kaplan has been involved with internet technologies since the early 1990s. He has designed search engines and engineered content management systems for PriceWaterhouseCoopers’ Global Web Team. Mr. Kaplan is a member of the Association for Computing Machinery and a graduate of the Georgia Institute of Technology.

Family Relationships

Jeffrey Eisenberg and Bryan Eisenberg are brothers. There are no other family relationships between any of our directors or executive officers.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Director Independence

Our determination of independence of directors is made using the definition of ‘‘independent director’’ contained under Rule 4200(a)(15) of the Rules of FINRA. Jeffrey Eisenberg serves as our Chief Executive Officer and President, and therefore is not “independent” under this rule. Bryan Eisenberg serves as our Executive Vice President of Intellectual Property, and therefore is not “independent” under this rule. William Schloth serves as our Chief Financial Officer, and therefore is not “independent” under this rule.

Committees of the Board

We currently do not have nominating, compensation or audit committees or committees performing similar functions, nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by our board of directors as a whole.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

The following table sets forth, as of December 20, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, as well as by each of our current directors and executive officers and the directors and executive officers of our subsidiary as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Title of Class	Name and Address of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)

Common	Eisenberg Holdings, LLC(2) c/o Jeffrey Eisenberg 2401 East 23rd Street Brooklyn, NY 11235	Jeffrey Eisenberg, Director, President & CEO Bryan Eisenberg, Executive Vice President and Director	36,681,883	48.42%

Common	William Schloth(3) 80 Mountain Laurel Road Fairfield, CT 06824	Director and CFO	5,042,906	6.66%

Common	John Quarto-Von Tivadar 549 Morgan Avenue Brooklyn, NY 11222	Chief Scientist	4,205,254	5.09%

Common	Howard Kaplan(4) 184 Sackett Street Brooklyn, NY 11231	Chief Operating Officer	2,010,590	2.65%

Common	Roy & Penne Williams 16221 Crystal Hills Drive Austin, TX 78737	5% stockholder	4,205,254	5.09%

Common	Directors and Executive Officers as a Group (5 persons)		47,940,633	62.82%

(1)
Based on 71,242,191 shares of common stock issued and outstanding as of December 20, 2007. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Eisenberg Holdings, LLC is wholly owned by Jeffrey Eisenberg, our CEO and President, Bryan Eisenberg, our Executive Vice President of Intellectual Property, and Esther Eisenberg. Bryan and Jeffrey Eisenberg are the managing members of the LLC and have split voting and investment control.

(3)	Includes 3,017,813 fully vested stock options.

(4)	Includes 1,496,701 fully vested stock options.

Changes in Control

There are no arrangements that may result in a change of control of the Company.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 900,000,000 shares of common stock with a par value of $0.001 per share and 50,000,000 shares of preferred stock with a par value of $0.001. As at December 20, 2007, we had 71,242,191 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per-share basis in any dividend declared by our board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus, or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in any of our securities or any of our subsidiaries’. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten Savage LLP, located at 600 Lexington Avenue, New York, New York 10022.

The financial statements included herewith have been audited by Rosenberg Rich Baker Berman & Company, Certified Public Accountants, 380 Foothill Road, Bridgewater, New Jersey 08807, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the Securities and Exchange Commission, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

As of October 30, 2007, the closing date of the Share Exchange with Future Now, Inc., our Company commenced the business of providing custom and productized consulting services, methodology and software licensing, and content and training programs, with the goal of optimizing online conversion rates.

We are a recognized authority on optimizing Online Conversion Rates, converting more online traffic into leads, subscriptions and sales. Our proprietary Persuasion Architecture™ framework provides clients “blueprints” to plan, measure and improve their online sales and marketing efforts. Management believes that our Persuasion Architecture™ software represents a truly accountable solution to three multi-billion dollar problems:

1.	Low customer conversion rates;

2.	High costs of customer acquisition; and

3.	Poor customer retention rates.

Gone are the days where marketing was about broadcasting a message to passive prospects as recipients of the message. Today’s reality is that prospects need to be actively engaged as participants in marketing communications. By formulating the conversations an organization will have with its diverse constituent segments, Persuasion Architecture allows practitioners to plan, build, and optimize the persuasive impact on those segments. The unique benefit of Persuasion Architecture™ is that it allows our clients to scientifically plan marketing scenarios from a customer-centric perspective and optimize them.

The market in this sector has really started to focus on the importance of converting traffic rather than simply driving it.

Industry Background

The Internet has emerged as a powerful marketing medium that allows millions of consumers and marketers to conduct business and interact with each other in unprecedented ways. The Internet is particularly well suited to direct marketers because of its ability to access both broad audiences, as well as precisely defined groups. As a result, the Internet provides marketers with opportunities to identify and attract customers, as well as target specific types of users and collect data on their preferences. At the same time, we believe the Internet appeals to consumers because it offers more individual control over marketing messages. The growth of the Internet has encouraged companies to spend more of their marketing budgets on Internet marketing. We believe there is a need for a marketing infrastructure that could satisfy the objectives of both marketers and consumers, which would enable businesses to acquire and retain customers, yet operate from a consumer-centric approach that would provide relevant information and meaningful value to the individual user.

Products

We derive our revenue from the sale of products and services classified into the following categories: (a) professional services, including custom and packaged consulting; (b) licensing; (c) content and training; and (d) product sales.

Custom and Productized Consulting Services

These services come in three primary service lines: (a) Conversion Optimization; (b) Persuasion Scenario Analysis; and (c) Marketing Planning & Optimization with Persuasion Architecture™. All of these services are specific to the “flavor” of a site (business-to-business, business-to-consumer, self-service or media). The services include three “sizes” per service line, which provides simplicity and scalability. The price for these services ranges from $2,500 to $500,000. The delivery timeframe ranges between less than a quarter to beyond a full year.

Methodology Software Licensing

Our Persuasion Architecture™ software suite, referred to as the Minerva Architectural Process (“MAP Tool”) is available for licensing. This is a valuable option for agencies as well as medium and larger companies that intend to implement Persuasion Architecture™ across multiple clients, sites, products and channels. Companies and individuals can also become certified Persuasion Architecture partners under direct licensing and royalty programs.

Persuasion Architecture™ is a framework, methodology and software tool set we developed to plan, build and optimize persuasive systems on-line and off-line, irrespective of channel. The unique benefit of Persuasion Architecture™ is that it allows our clients to scientifically plan marketing scenarios from a customer-centric perspective and optimize them. Persuasion Architecture™ guides clients to document every assumption based on their customers’ personal motivations. It then asks the Persuasion Architect™ to predict the scenarios that those customers will navigate. On-line, Persuasion Architecture™ uses its web analytics scenario language (PAXML - Persuasion Architecture XML) to measure scenarios and optimize against those predictions. This scenario optimization process is a six sigma process that allows the Persuasion Architect to understand whether it is the execution or the plan that needs correction.

Content and Training

We continue to develop content and training programs from our thought leadership and market awareness. Our principals and key employees have published many books and white papers on topics pertaining to their respective areas of expertise. We offer various training programs. Such training programs service both business-to-business and business-to-consumer operations. Sample workshops include: Persuading Them to Take Action - Designing With the Audience in Mind, Persuasive Online Copywriting, and Creating Persuasive Momentum - How to Move Your Visitors Towards the Close.

Product Sales

We recently launched a line of hard copy and downloadable products that may be purchased directly from our websites. Such products are meant to educate the user and move them into another revenue channel. The products currently include: Conversion Expert’s Workbook; Future Now’s Self Service Guide to Website Optimization; (created in conjunction with Google’s partnership with the launch of the Website Optimizer Tool), Which Sells Best; A Quick Start Guide to Testing for Retailers, and Principles of Online Copywriting.

Intellectual Property

General

We rely on trade secrets, prior client experience and the expertise of our team that we seek to protect, in part, by confidentiality agreements. We require all current and future employees, consultants, contractors, manufacturers, outside collaborators, directors on our board, and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We require signed confidentiality or material transfer agreements from any company that receives confidential information from us. We intend to ensure that, in the case of employees, consultants and contractors, any agreements that we enter into with such persons will generally provide that all inventions conceived by the person while rendering services to us shall be assigned to us as our exclusive property.

Trademarks

The following trademark application is presently pending: Persuasion Architecture.

Domain Names

We own and operate the following registered Internet domain names: futurenowinc.com, grokdotcom.com and persuasionarchitectureinc.com. The information contained on our websites does not form part of this registration statement on Form SB-2.

Research and Development

We currently have no dedicated research and development costs. We anticipate allocating such costs in the future for human development and other capital expenditures.

Competition

We generally compete for the budgets that companies allocate to marketing. We believe the market for interactive marketing optimization will rapidly evolve and be intensively competitive. However, management believes that we have no direct competitors that provide a one-stop shop improving conversion rates, customer acquisition and retention. There are however companies active in segments of this sector. The “agency” group (Organic, Inc., Critical Path, Inc., and Frog Internet Services) is concerned with tactical implementation and strategic direction but utilizes only vaguely defined micro-metrics. Additionally, the “vendors group” (i.e., email marketers, search engine marketers, word-of-mouth marketing, and affiliates) offers tactical implementation and only pre-defined metrics without an overall strategic guidance. Management believes that our competitive advantage lies in our strategic marketing planning methodology and proprietary framework.

Our ability to compete depends on many factors. Factors over which we have some level of control include:

•	ability to enter into relationships with marketers;

•	ability to provide simple, cost-effective and reliable solutions;

•	timely development and marketing of new services; and

•	ability to manage rapidly changing technologies, frequent new service introductions and evolving industry standards.

Factors outside our control include:

•	development, introduction and market acceptance of new or enhanced services by our competitors;

•	changes in pricing policies of our competitors;

•	entry of new competitors in the market;

•	ability of marketers to provide simple, cost-effective and reliable promotions; and

•	market economy’s impact on our clients’ marketing budgets.

We expect competition to intensify as more competitors enter our markets. However, as referenced above, one of our most important assets is our intellectual property, which we believe will help offset some of the competitive pressures for certain of our services and products. Most of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and managerial resources than we do. Most of our competitors also generate greater revenue. They may compete more effectively and be more responsive to industry and technological change.

Major Customers

We do not have any major customers.

Government Regulation

Our products or services are not regulated by the government in any of our markets and we do not need to obtain permits specific to our industry in order for us to operate or to sell our products and services. Additionally, we are not subject to any legislation specific to our industry, products and services.

Employees

As of December 20, 2007, we employed approximately 25 people; of this number, 20 individuals were full-time employees and the remainder were part-time employees and contractors/consultants.

We are not a party to any collective bargaining agreement. We believe our relations with our employees to be satisfactory.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

You should read the following discussion of our financial condition and results of operations together with the audited and unaudited financial statements and the notes to the audited and unaudited financial statements included in this registration statement on Form SB-2. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements.

We are in the business of providing custom and productized consulting services, methodology and software licensing, and content and training programs, with the goal of optimizing online conversion rates for our customers. Utilizing our proprietary Persuasion Architecture™ framework, methodology and software, marketers can scientifically plan marketing scenarios, implement them in a quantifiable manner and optimize them based on measurable six-sigma evidence.

Management believes that we should have sufficient cash to fund over the next 12 months both our anticipated expenses relating to intellectual property and software development and the sales and marketing efforts contemplated in our business plan.

Basis of Presentation of Financial Information

On October 30, 2007, we completed a Share Exchange with Future Now, Inc. and the former stockholders of Future Now, Inc. (the “Share Exchange”). As a result of the Share Exchange, we abandoned our previous business and commenced the business of online marketing optimization and related software development. Because we are the successor business to Future Now, Inc. and because the operations and assets of Future Now, Inc. represent our entire business and operations from the closing date of the Share Exchange agreement, our management’s discussion and analysis and audited and unaudited financial statements are based on the consolidated financial results of Future Now, Inc. and its wholly owned subsidiary, Intellectual Property Licensing Group, Inc., for the relevant periods. Future Now, Inc. currently reports on a calendar year basis. From the date of the Share Exchange, Future Now, Inc. will report on a quarterly and year-end basis along with our year-end June 30.

Summary of Key Results

Total revenues, including revenues from custom consulting, productized consulting, licensing and training and product and content sales for the unaudited nine months ended September 30, 2007 were $1,745,927, as compared to the revenues of $1,317,547 for the same period ending September 30, 2006. The audited revenues for the year ended December 31, 2006 were $1,527,639, as compared to revenues of 1,207,559 for the year ended December 31, 2005.

Total operating expenses including sales and marketing expenses, stock based compensation and general and administrative expenses for the unaudited nine months ended September 30, 2007 were $1,547,441, as compared to $484,159 for the same period ending September 30, 2006. The audited operating expenses for the year ended December 31, 2006 were $767,149, as compared to total operating expenses of $580,733 for the year ended December 31, 2005.

Results of Operations for the Audited Fiscal Years Ended December 31, 2006 and December 31, 2005

Revenues and Cost of Revenues

Total revenue for the year ended December 31, 2006 was $1,527,639, as compared to revenue of $1,207,559 for the year ended December 31, 2005, representing an increase of $320,080 or 26%. The increase in revenues was primarily attributable to increased productized consulting revenues.

Cost of revenues for the year ended December 31, 2006 was $601,379, as compared to cost of revenues of $501,147 for the year ended December 31, 2005, representing an increase of $100,232, or 20%. Cost of revenues for the year ended December 31, 2006 was 39% of total revenues compared with 42% of total revenues for the year ended December 31, 2005. Gross margins for the year ended December 31, 2006 was 61%, as compared to 59% for the year ended December 31, 2005, representing an increase of 2%. The increase in our gross margins was primarily due to increases in productized revenues and a higher margin revenue channel.

Operating Expenses

Total operating expenses for the year ended December 31, 2006 were $767,149, as compared to total operating expenses of $580,733 for the year ending December 31, 2005, representing an increase of $186,416 or 32%. Our total operating expenses were comprised of sales and marketing expenses and general and administrative expenses.

General and administrative expenses for the year ended December 31, 2006 were $760,728, as compared to general and administrative expenses of $580,733 for the year ending December 31, 2005, representing an increase of $179,995 or 31%. The increase of general and administrative expenses during the fiscal year ended December 31, 2006 was mainly due to our hiring of an executive and a consultant.

Other Income and Expenses

During the year ended December 31, 2006 we earned interest of $4,241, as compared to earning $3,365 of interest in the year ending December 31, 2005.

In the year ending December 31, 2006 we incurred expenses (net of books sales) of $40,038 for publishing and book promotion, as compared to expenses (net of books sales) of $76,378 for the year ending December 31, 2005. The decrease in expenses is due to publisher subsidies in 2006. The publishing and book promotions relate to the two books written by the founders of Future Now, Inc., Jeffrey and Bryan Eisenberg. In 2005, “Call to Action” was released, and in 2006, “Waiting for Your Cat to Bark?” was released. Both books became New York Times Best Sellers, with “Waiting for Your Cat to Bark?” becoming a No. 1 best seller.

Net Income

Our net income for the year ended December 31, 2006 was $65,924, as compared to a net income of $36,599 for the year ended December 31, 2005, representing an increase of $29,325 or 80%. Net income as a percentage of total revenues was 4.4% for the year ended December 31, 2006, as compared to 3% for the year ended December 31, 2005. The increase in net income during the year ended December 31, 2006 was primarily attributable to increased productized consulting revenues.

Results of Operations for the Unaudited Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Revenues and Cost of Revenues

Total revenue for the nine months ended September 30 2007 was $1,745,927, as compared to revenue of $1,317,547 for the nine months ended September 30, 2006, representing an increase of $428,380 or 33%. The increase in revenues was primarily attributable to increased sales in all revenue channels.

Cost of revenues for the nine months ended September 30, 2007 was $710,458, as compared to cost of revenues of $477,944 for the year ended September 30, 2006, representing an increase of $232,515 or 49%. Cost of revenues for the nine months ended September 30, 2007 was 41% of total revenues, as compared with 36% of total revenues for the year ended September 30, 2006. Gross margins for the nine months ended September 30, 2007 was 59%, as compared to 64% for the nine months ended September 30, 2006 representing a decrease of 5%. The decrease in our gross margins was primarily due to increases in the cost of current labor as well as new hiring.

Operating Expenses

Our total operating expenses are comprised of sales and marketing expenses, stock based compensation and general and administrative expenses. Total operating expenses for the nine months ended September 30, 2007 were $1,547,441, as compared to total operating expenses of $484,159 for the nine months ending September 30, 2006, representing an increase of $1,063,282 or 220%. For the nine months ended September 30, 2007 we recorded $381,225 in stock based compensation, as compared to $0 for the same period ended September 30, 2006.

General and administrative expenses for the nine months ended September 30, 2007 were $1,075,168, as compared to general and administrative expenses of $481,506 for the same period ended September 30, 2006, representing an increase of $593,662 or 123%. The increase of general and administrative expenses during the nine months ended September 30, 2007 was primarily due to increases in current labor compensation plus the hiring of a new executive officer and consultant. Sales and marketing expenses for the nine months ended September 30, 2007 were $91,048 as compared to $2,653 for the same period ended September 30, 2006. The increase was primarily due to the hiring of two direct sales personnel.

Other Income and Expenses

During the nine months ended September 30, 2007, we had interest expense of $36,682 as compared to earning $3,380 of interest for the same period ended September 30, 2006. This expense was related to the issuance of convertible debentures (the “Offering”) during the period. We also recorded amortization of $4,915 related to the deferred offering costs of the Offering. We also recorded a capital gain of $35,326 related to the realization of certain stock purchase warrants obtained as part of the compensation from a customer’s engagement. We recorded publishing and book promotional costs (net of revenues generated) for the two founders’ New York Times Best Seller books, “Waiting for Your Cat to Bark?” and “Call to Action,” of $2,883 for the nine months end September 30, 2007, and $38,564 for the same period ended September 30, 2006.

Net Income (Loss)

Our net loss for the nine months ended September 30, 2007 was $522,618, as compared to net income of $287,362 for the same period ended September 30, 2006, representing a decrease of $809,980. The decrease in net income during the nine months ended September 30, 2006 was primarily attributable to increased cost of current labor as well as additional human resource hiring and the issuance of stock-based compensation.

Liquidity and Capital Resources

Cash Provided by Financing Activities

We have raised $675,000 through the issuance of 10.5% convertible promissory notes (the “Notes”) and stock purchase warrants (the “Warrants” and together with the Notes, the “Offering”) to 18 separate note holders (the “Note Holders”). Prior to the Share Exchange, one note holder converted $200,000 in principal. As a result, as of October 30, 2007, the outstanding balance payable with respect to the Notes was $475,000.

The Notes were issued as units. According to the original terms, each unit consisted of $50,000 promissory notes and warrants to purchase 16,000 shares of our common stock at $0.75 per share (each, a “Warrant”). If the Note conversion option were elected, each unit would convert into a minimum of 15,385 shares of our common stock at $3.25 per share.

In connection with the Share Exchange, we received additional funding of $2,000,000 through the issuance of 11% convertible notes (the “New Notes”) and stock purchase warrants (the “New Warrants”) (both collectively, the “New Financing”). To facilitate the New Financing transaction, the Note Holders agreed to the following amendments (the “Amendments”) to the terms of the Notes and Warrants:

(1)
the exercise price for the Warrants shall be at the lower of the (i) exercise price granted for any warrant issued as part of the New Financing, or (ii) the 5 trading day average closing price of our stock from the day of closing of the share exchange transaction;

(2)
the conversion price for the Notes shall be the lower of (i) the price per share in certain specified transactions, at a 20% discount, or (ii) the 5 day average closing price of our stock from the day of closing of the share exchange transaction, or (iii) the conversion price of the convertible note as provided for in the New Financing, at a 20% discount; and

(3)
Section 1(a) of the registration rights agreement will be amended as follows; “The Note Holders agree to amend their piggyback registration rights such that they allow for any required registration provisions applicable to the New Financing.”

As consideration for the Amendments, the Note Holders will receive additional warrant certificates equal to 100% of the current warrants presently in their possession priced at the same discounted terms as described in item (1) above.

There were no changes to the redemption features or principal and interest payment features of the Notes, which are as follows:

To the extent that we generate revenues, the Note Holders shall receive re-payment of a portion of their investment amount at the end of each semi-annual period until they have received their entire investment amount plus the ten and one-half percent (10.5%) annual coupon. In order to provide for such redemption, we will place three and one-half percent (3.5%) of the gross revenues derived by our Company into a separate bank account (the “Redemption Funds”). The Redemption Funds will be distributed pro-rata among the holders of the Notes within thirty (30) business days after the end of each semi-annual measurement period.

All the principal and interest on the Notes will be due and payable upon the earlier of (i)  demand made any time after the date that is 36 months from initial issuance of a Note, (ii) the date upon which the Company completes the sale of Common Stock (or like security) for aggregate gross proceeds of at least $2.5 million, or (iii) the closing of an acquisition of our Company, and change of control (as defined in the Notes) whether by material merger, reorganization, sale of assets or other similar material transaction. Should we raise additional capital of $500,000, the Note Holders will be entitled to receive any remaining balance due on the Notes including any accrued interest.

Cash Flow Used in Operating Activities

Operating activities used cash of $53,249 for the year ended December 31, 2006, as compared to cash used of $104,074 for the year ending December 31, 2005. The decrease in cash used for operating activities for the year ended December 31, 2005 was primarily a result of a decrease in accounts receivable and increase in deferred revenue. Net cash used in operating activities was $364,822 for the nine months ended September 30, 2007, as compared to net cash provided by operating activities of $19,288 for the same period ended September 30, 2006. The increase in cash used was primarily a result of increases in accounts receivable and decrease of accounts payable and accrued expenses.

Cash Flow Used in Investing Activities

Investing activities provided cash of $7,100 for the year ended December 31, 2006, as compared to cash of $22,900 provided for the year ended December 31, 2005. The increased cash provided from investing activities during the year ended December 31, 2005 was due to the capitalization of software, net of amortization. Investing activities used cash of $4,250 for the nine months ended September 30, 2007, as compared to cash provided of $7,100 for the same period ended September 30, 2006, primarily due to the proceeds from a note receivable.

Capital Expenditures

We had no material capital expenditures during the years ended December 31, 2006 and 2005 as well as for the nine months ended September 30, 2007 and 2006.

Off-Balance Sheet Arrangements

We have no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Significant Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we use in applying the critical accounting policies. Certain of these critical accounting policies affect working capital account balances, including the policies for revenue recognition, allowance for doubtful accounts, inventory reserves and income taxes. These policies require that we make estimates in the preparation of our financial statements as of a given date.

Within the context of these critical accounting policies, we are not currently aware of any reasonably likely events or circumstances that would result in materially different amounts being reported.

Use of Estimates

The consolidated financial statements of the Company have been prepared using GAAP. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Future Now, Inc. and its wholly owned subsidiary, Intellectual Property Licensing Group, Inc. (“IPLG”). All inter-company balances and transactions have been eliminated in the consolidated financial statements.

Concentration of Risk

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term marketable securities, long-term investments and trade accounts receivable. Although we deposit our cash with multiple financial institutions, our deposits, at times, may exceed federally insured limits. Management believes that the risk posed by exceeding federally insured limits is minimal.

DESCRIPTION OF PROPERTY

We currently do not own any real estate. Our corporate headquarters and principal finance and administrative activities are located in leased office space in Fairfield, Connecticut. Our lease is for approximately 550 square feet for a two-year term ending December 31, 2009. Our primary sales, marketing and consulting service operations are conducted out of leased office space in Brooklyn, New York. This lease commenced on December 15, 2007, is for three years and represents approximately 3200 square feet.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Other than set forth below, we have not been a party to any transaction, proposed transaction, or series of transactions during the last two years in which the amount involved exceeds the lesser of (a) $120,000 or (b) one percent (1%) of the average of our total assets at year end for the last three completed fiscal years, and in which, to our knowledge, any of the following persons had, or is to have, a direct or indirect material interest: a director or executive officer; a nominee for election as a director; a beneficial owner of more than five percent of the outstanding shares of our common stock; or any member of the immediate family of any such person.

Eisenberg Holdings, LLC (“EHI”)

EHI was established on September 22, 2003, and is presently owned 45% by Jeffrey Eisenberg, our Chief Executive Officer, 45% by Bryan Eisenberg, our Executive Vice President of Intellectual Property, and 10% by Esther Eisenberg (Bryan and Jeffrey are collectively referred to herein as the “Eisenbergs”). As of December 20, 2007, EHI held 36,681,883 shares of common stock or 79.16%. EHI operates as a holding company for the Eisenberg’s investment portfolio as well as an operating entity for individual speaking and other publishing activities of the Eisenbergs. On occasion, the Eisenbergs are asked to be the keynote speakers at industry and other public events. The income associated with these efforts is provided directly to the Eisenbergs.

Fintech Group LLC (“FTG”)

Pursuant to a service agreement dated February 1, 2005 (the “Consulting Agreement”), as amended on April 26, 2006 (“Addendum I”), Future Now, Inc. entered into a financial services consulting agreement with FTG that included the payment of $5,000 per month for tax, accounting and other financial services and certain travel related expenses. FTG is owned by our Chief Financial Officer. As of December 20, 2007, FTG was also the beneficial owner of 18,929 shares of our common stock. For the years ended December 31, 2006 and 2005, under this agreement we paid $58,950, and $53,150 respectively. The Consulting Agreement was terminated as a condition of closing of the Share Exchange.

Future Now Capital Markets Group, Inc. (“FNCMGI”)

Pursuant to a strategic advisory agreement dated April 26, 2006, as amended on November 24, 2006 (the “Structuring Agreement”), we entered into a consulting and financial structuring agreement with FNCMGI that included the payment of $5,000 per month for general investment banking services as part of the Company’s capital markets efforts. FNCMGI is 50% owned by our Chief Financial Officer and 50% owned by Eisenberg Holdings, LLC. For the years ended December 31, 2006 and 2005, the Company paid $51,150, and $47,800, respectively, under such agreement. The Structuring Agreement was terminated as a condition of closing of the Share Exchange.

FNCMGI also held a non-exclusive license (the “License Agreement”) to the Company’s MAP Tools. The License Agreement was entered into between FNCMGI and IPLG on February 1, 2005, and amended on June 30, 2007. Upon the initial execution of the License Agreement, FNCMGI paid $50,000 for the license rights. For the period ended December 31, 2006, the Company has been accreting into income the license fee over the life of the license (seven years). The License Agreement was terminated as a condition of closing of the Share Exchange.

Loans

Pursuant to a promissory note dated October 22, 2007, William Schloth borrowed $70,000 from Future Now, Inc. to finance the exercise of options. The promissory note is secured by Mr. Schloth’s stock options. The principal is to be repaid on the earlier of (a) Mr. Schloth’s termination as our Chief Financial Offier, or (b) two years from the date of the promissory note.

Pursuant to a promissory note, dated October 22, 2007, Howard Kaplan borrowed $25,000 from Future Now, Inc. to finance the exercise of options. The promissory note is secured by Mr. Kaplan’s stock options. The principal is to be repaid on the earlier of (a) Mr. Kaplan’s termination as our Chief Operating Officer, or (b) two years from the date of the promissory note.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We received approval from the OTC Bulletin Board on March 23, 2007 for quotation under the symbol “RPEX.OB”. Our trading symbol was changed from “RPEX.OB” to “FUTR.OB” in July 2007 in connection with a 12-for-1 forward stock split and name change.

The following table reflects the high and low bid information for our common stock obtained from Yahoo! Finance and reflects inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

FINRA
OTC Bulletin Board

Quarter Ended(1)	High	Low
March 31, 2007	N/A	N/A
June 30, 2007	$1.80	$1.80
September 30, 2007(2)	$0.67	$0.16

(1) Our common stock received approval for quotation on March 23, 2007. The first trade occurred June 25, 2007.

(2) Gives effect to a 12:1 stock split that occurred on July 24, 2007.

On December 24, 2007 the last trade for the common stock as reported by the quotation service operated by the OTC Bulletin Board was $0.50.

Rule 144 Shares

Pursuant to the Securities and Exchange Commission's revisions to Rule 144, which take effect on February 15, 2008 and apply retroactively, a total of 50,394,191 shares of our common stock will become available for resale to the public after April 30, 2008, subject to the volume and trading limitations of Rule 144 as then in effect.

Holders

As of December 20, 2007 there were 78 holders of record of our common stock who held an aggregate of 71,242,191 common shares.

Our common shares are issued in registered form. Our registrar and transfer agent is Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, Florida, 33701, Telephone: (727) 289-0010, Facsimile: (727) 289-0069.

Dividend Policy

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Recent Sales of Unregistered Securities

During the year ended December 31, 2006, we did not issue any equity securities which were not registered under the Securities Act of 1933.

Prior to the closing of the Share Exchange, Future Now, Inc. had 104,000 stock purchase warrants outstanding with note holders (the “Note Holder Warrants”). As consideration for price adjustments to the original Note Holders’ investment documents and as a result of the Share Exchange, we issued an additional 104,000 stock purchase warrants to the Note Holders. As of October 30, 2007, we had 208,000 Note Holder Warrants outstanding.

Prior to the closing of the Share Exchange, Future Now, Inc. had 34,366 placement agent warrants outstanding. As consideration for agreed adjustments to the original placement agent warrants as a result of the Share Exchange, Future Now, Inc. issued an additional 34,366 placement agent warrants. As of October 30, 2007, we had 68,732 placement agent warrants outstanding. As part of the Financing, an additional 571,429 post-Share Exchange placement agent warrants will be issued with similar terms as the warrants issued to the Purchaser.

In connection with the closing of the Share Exchange on October 30 2007, our Company issued 50,394,191 shares of our common stock to the former stockholders of Future Now, Inc. We issued such common shares in reliance upon Section 4(2) of the Securities Act of 1933 to “accredited investors” (as that term is defined in Regulation D under the Securities Act of 1933). The facts relied on to make the exemption were the representation made by the parties to the share exchange agreement.

In connection with the above described Share Exchange, the Company entered into a Convertible Note Agreement, Securities Purchase Agreement, two Warrant Agreements, Pledge and Security Agreement (collectively, the “Financing Agreements”), with one purchaser named therein (the “Purchaser”). The Financing Agreements provide for the offering by the Company to the Purchaser of $2,000,000 (the “Financing”) in an 11% Secured Convertible Note (the “Note”) having a maturity date which is on the second anniversary of the Closing date. Interest on the Note was prepaid. We issued such Note and Warrants in reliance upon Regulation D and/or Section 4(2) of the Securities Act of 1933 to an “accredited investor” (as that term is defined in Regulation D under the Securities Act of 1933). The facts relied on to make the exemption were the representations made by the Purchaser under the Financing Agreement.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by us to: (i) our Chief Executive Officer, Chief Financial Officer; and (ii) its most highly compensated executive officers whose cash compensation exceeded $100,000 for services performed during the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Gordon Samson(1)	2006	0	0	0		0		0	0
Former Director, President and Chief Financial Officer	2005	0	0	0		0		0	0
Jeffrey Eisenberg	2006	130,000	0	0		0		0	130,000
Director, Chief Executive Officer and President	2005
Bryan Eisenberg	2006	130,000	0	0		0		0	130,000
Director and Executive Vice President of Intellectual Property	2005		0	0		0		0	0
William Schloth	2006	120,000	0	0		0		0	120,000
Chief Financial Officer and Director	2005	0	0	0		0		0	0

(1)
Mr. Samson was appointed as director on January 23, 2006. He resigned as our Director, President and Chief Financial Officer on October 30, 2007 when Jeffrey Eisenberg, Bryan Eisenberg and William Schloth were appointed directors of our Company following the closing of the Share Exchange.

For the 2006 fiscal year, the compensation of Jeffrey Eisenberg, Bryan Eisenberg, and William Schloth reflects their compensation earned while employed by Future Now, Inc., the accounting acquirer of the Company. No executive officer of our Company received annual salary and bonus in excess of $100,000 for our Company’s fiscal year ended December 31, 2005 prior to the Share Exchange. During such time, we did not pay any salaries or bonuses to any of our executive officers.

Employment Contracts and Termination of Employment Arrangements

On October 30, 2007, we entered into an employment agreement with Jeffrey Eisenberg, pursuant to which Mr. Eisenberg agreed to serve as our Chief Executive Officer and President upon the closing of the Share Exchange. Mr. Eisenberg’s annual base salary is $150,000. The agreement has a three-year term, with automatic extensions of successive additional one-year terms.

On October 30, 2007, we entered into an employment agreement with Bryan Eisenberg, pursuant to which Mr. Eisenberg agreed to serve as our Executive Vice President of Intellectual Property upon the closing of the Share Exchange. Mr. Eisenberg’s annual base salary is $150,000. The agreement has a three-year term, with automatic extensions of successive additional one-year terms.

On October 30, 2007, we entered into an employment agreement with William E. Schloth, pursuant to which Mr. Schloth agreed to serve as our Chief Financial Officer upon the closing of the Share Exchange. Mr. Schloth’s annual base salary is $135,000. In addition, he received a $25,000 bonus for closing the Share Exchange.

On October 30, 2007, we entered into an employment agreement with John Quarto-Von Tivadar, pursuant to which Mr. Quarto-Von Tivadar agreed to serve as our Chief Scientist upon the closing of the Share Exchange. Mr. Quarto-Von Tivadar’s annual base salary is $100,000.

On October 30, 2007, we entered into an employment agreement with Howard Kaplan, pursuant to which Mr. Kaplan agreed to serve as our Chief Operating Officer upon the closing of the Share Exchange. Mr. Kaplan’s annual base salary is $120,000.

Stock Option Plan

Prior to the Share Exchange with Future Now, Inc., we did not have a stock option plan for our employees. As a condition of the closing of the Share Exchange, we agreed to adopt Future Now, Inc.’s 2007 Stock Option Plan under which 815,750 stock options were issued to the grantees (the “Grantees”), 255,556 of which had been exercised (“Option Exercises”). As part of the Option Exercises we received promissory notes from William E. Schloth and Howard Kaplan totaling $95,000. The Grantees have all agreed to have the exercise price of their options adjust to the closing price of our common stock on the closing date of the Share Exchange (the “Price Amendment”). As consideration for the Price Amendment, the Grantees will receive additional options equal to 25% of the then-outstanding options. There were 80,361 pre-Share Exchange shares granted under this provision.

Stock Options/SAR Grants

Our Company did not grant any options or stock appreciation rights during our fiscal year ended June 30, 2006.

Prior to the closing of the share exchange transaction, Future Now, Inc. had 560,194 stock options outstanding. As consideration for agreed adjustments to the original options contracts as a result of the share exchange transaction, it issued an additional 80,361 stock options. As such, immediately preceding the closing of the Share Exchange Future Now, Inc. had 640,556 options outstanding.

Directors Compensation

We reimbursed our directors for expenses incurred in connection with attending board meetings but did not pay director’s fees or other cash compensation for services rendered as directors during our prior fiscal year or before the Share Exchange.

We have no present formal plan for compensating our directors for their service in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our Company other than services ordinarily required of a director. Members of special or standing committees may be allowed reimbursement and compensation for attending committee meetings.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent registered public accountants.

[LETTERHEAD OF ROSENBERG RICH BAKER BERMAN & COMPANY]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Future Now, Inc. and its subsidiary, Intellectual Property Licensing Group, Inc. (the “Subsidiary” or “IPLG”).

We have audited the accompanying balance sheets of Future Now, Inc and the Subsidiary as of December 31, 2006, and 2005, and the related statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Future Now, Inc. and Subsidiary as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rosenberg Rich Baker Berman & Co.

September 24, 2007
Bridgewater, NJ

Audited Consolidated Financial Statements
Future Now, Inc. and the Subsidiary
(expressed in US dollars)
for the Years Ended December 31, 2006 and 2005

FUTURE NOW, INC. and SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
FOR THE YEARS ENDED DECEMBER 31, 2006 & 2005

	Dec 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$264,113	$311,967
Accounts receivable, net	104,000	130,959
Note receivable	-	7,100
Income tax receivable	13,253	-
TOTAL CURRENT ASSETS	381,366	450,026

Other assets	5,881	11,288
Deferred tax asset	28,348	81,631
TOTAL ASSETS	$415,595	$542,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$49,306	$246,927
Deferred revenue	27,511	-
Income tax payable	-	15,576
TOTAL CURRENT LIABILITIES	76,817	262,503

Deferred licensing fees	36,905	44,048
TOTAL LIABILITIES	113,722	306,551

Minority interest in subsidiary	-	219,919

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Subscription receivable	(800)	(1,360)
Common stock, $.001 par value, 10,000,000 shares authorized, 4,800,000 and 4,000,000 shares issued and outstanding as of December 31, 2006 and 2005, respectively	4,800	4,000
Additional paid-in capital	218,114	-
Retained earnings	79,759	13,835
TOTAL STOCKHOLDERS’ EQUITY	301,873	16,475
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$415,595	$542,945

See Accompanying Notes to Audited Consolidated Financial Statements

FUTURE NOW, INC. and SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Twelve Months Ended Dec 31,
	2006	2005
Revenues:
Custom Consulting	$716,747	$888,193
Productized consulting	464,000	132,800
Licensing and training	238,242	143,569
Product and content sales	108,650	42,997
Total Revenues	1,527,639	1,207,559
Cost of Revenues	601,379	501,147
Gross Profit	926,260	706,412

Operating expenses:
Marketing and sales	6,421	-
General and administrative	760,728	580,733
Total operating expenses	767,149	580,733

Net operating income	159,111	125,679

Other (income) expenses
Interest (income) expense	(4,241)	(3,365)
Other (income) expense	1,722	96
Publishing and book promotion, net of sales	40,038	76,378
Total operating expenses	37,518	73,109

Minority interest in income of consolidated subsidiary	-	2,261

Income before taxes	121,593	54,831
Income tax	55,669	18,232

Net income	$65,924	$36,599

See Accompanying Notes to Audited Consolidated Financial Statements

FUTURE NOW, INC. and SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Preferred Stock		Common		Paid-In Capital	Sub Rec’b	Retained Earnings (Deficit)	Stockholders’ Equity (Deficit)
	Shares	Par Value	Shares	Par Value
Balance December 31, 2004	-	-	4,000,000	$4,000	$-	$(1,360)	$(22,764)	$(20,124)

Net Income for Period	-	-	-	-	-	-	36,599	36,599

Balance December 31, 2005	-	-	4,000,000	$4,000	$-	$(1,360)	$13,835	$16,475

Share Exchange	-	-	800,000	800	218,114	560	-	219,474

Net Income for Period	-	-	-	-	-	-	65,924	65,924

Balance, December 31, 2006	-	-	4,800,000	$4,800	$218,114	$(800)	$79,759	$301,873

See Accompanying Notes to Audited Consolidated Financial Statements

FUTURE NOW, INC. and SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Twelve Months Ended Dec. 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$65,924	$36,599
Adjustments to reconcile net income (loss) to cash used in operating activities:
Change in deferred tax asset (liability)	53,283	(4,809)
Provision for doubtful accounts	(7,500)	(1,306)
Minority interest in subsidiaries	-	(2,261)

Change in operating assets and liabilities:
Accounts receivable	34,459	(28,193)
Other assets	(131)	12,179
Prepaid expenses	-	40,857
Income tax receivables/payable	(28,829)	4,701
Accounts payable and accrued expenses	(196,361)	(159,594)
Deferred revenue	27,511	(3,500)
Security deposit	5,538	(1,938)
Other Liabilities	(7,143)	3,191
Net cash used in operating activities	$(53,249)	$(104,074)

CASH FLOW FROM INVESTING ACTIVITIES:
Capitalization of Software, net of amortization	-	25,000
Proceeds from (issuance of) note receivable	7,100	(2,100)
Net cash provided by investing activities	$7,100	$22,900

CASH FLOW FROM FINANCING ACTIVITIES:
Dividend Payment	(1,705)	-
Net cash used in financing activities	$(1,705)	-

NET DECREASE IN CASH AND CASH EQUIVALENTS	(47,854)	(81,174)

CASH AND CASH EQUIVALENTS at beginning of period	311,967	393,141
CASH AND CASH EQUIVALENTS at end of period	$264,113	$311,967

Supplemental disclosure of cash flow information
Cash paid for:
Interest	-	-
Income taxes	32,961	23,042

Supplemental schedule of non-cash investing and financing activities
Issuance of 800,000 common shares for share exchange with minority interest stockholders of IPLG:
Common stock	800	-
Additional paid in capital	218,114	-
Subscription receivable	560	-

See Accompanying Notes to Audited Consolidated Financial Statements

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Note 1. The Company and Nature of Business

Future Now, Inc. (the “Company”), formed in 1997, is a widely recognized authority on optimizing online conversion rates, converting more online traffic into leads, subscriptions and sales. The Company’s proprietary Persuasion Architecture framework and supporting software suite (collectively, referred to as “MAP Tools”) provides clients “blueprints” to plan, measure and improve their online sales and marketing efforts. The Company believes that its MAP Tools represents a truly accountable solution to three multi-billion dollar problems;

1.	Low customer conversion rates;

2.	High costs of customer acquisition; and

3.	Poor customer retention rates.

Through a rights contribution, technical cooperation and non-compete agreement (the “Rights Agreement”) dated as of October 3, 2003, the Company contributed its MAP Tools to its then majority owned subsidiary, Intellectual Property Licensing Group, Inc. (formerly, Persuasion Architecture, Inc.) in return for 3,250,000 shares of IPLG. Through the Rights Agreement, the Company assigned and transferred to IPLG all right, title and interest in any patent rights. Technology, improvement patent and all intellectual property rights related to MAP Tools (all collectively, “Intellectual Property”). The Company intends to maintain all its Intellectual Property in IPLG and licensing and perform training through IPLG.

On December 29, 2006, the Company completed a share exchange (the “Share Exchange’) with IPLG whereby an additional 800,000 of the Company’s Common Stock was issued and allocated proportionately to the then existing stockholders of IPLG. As a result of the transaction, IPLG became a 100% owned subsidiary. IPLG holds the intellectual property rights to MAP Tools as well as will hold further intellectual property improvements and new developments. It is the intention of the Company to handle all its licensing related activities out of IPLG. As a result of the Share Exchange the Company re-classed the minority interest of $219,919 recorded on its balance sheet as of December 31, 2005 to paid-in capital.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The consolidated financial statements of the Company have been prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from those estimates.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

Principles of Consolidation

The consolidated financial statements include the accounts of Future Now, Inc. and its wholly owned subsidiary IPLG. All inter-company balances and transactions have been eliminated in the consolidated financial statements. As of December 31, 2005, the Company owned 3,250,000 shares of the total voting stock of IPLG of 4,810,000, representing an ownership percentage of 67.6%. As such, for the financial statement information presented for the year ended December 31, 2005 the Company reflected a minority owned interest in IPLG of $219,919 on the Balance Sheet.

Concentration of Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term marketable securities, long-term investments and trade accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

Revenue Recognition

The Company derives its revenue from the sale of products and services that it classifies into the following three categories: (1) professional services, including, custom & packaged consulting; (2) licensing, and (3) training and product sales. The Company has traditionally sold its services, products and licenses through customer referrals. The Company utilizes written contracts as the means to establish the terms and conditions upon which its products and services are sold to customers.

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition , and related interpretations, SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 — Revenue Recognition . For arrangements outside the scope of SOP 97-2, the Company evaluates if multiple elements can be accounted for separately in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables .

Professional service revenues - Custom and Packaged Consulting Revenues

Because the Company provides its applications as services, it follows the provisions of SAB No. 104, Revenue Recognition , and SOP 97-2, Software Revenue Recognition. The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

The Company recognizes revenue resulting from professional services sold with licensing offerings (generally considered to be at the time of, or within 45 days of, sale of the licensing offering) over the term of the related professional services contract as these services are considered to be inseparable from the licensing service, and the Company has not yet established objective and reliable evidence of fair value for the undelivered element. Since the Company cannot allocate a fair value to the various elements of its contracts based on vendor-specific objective evidence, the Company recognizes revenue in accordance with contract accounting under the percentage-of-completion method. The professional service component of the monthly payment project is recognized as the services are performed. The Company recognizes revenues resulting from professional services sold separately from the licensing services as those professional services are performed.

Licensing and training revenues

The Company derives its licensing revenue from selling software and methodology licenses to customers. The Company does not provide custom software development services or create tailored products to sell to specific customers. The software licenses are sold with certain post-contract services, installation and training. As such, the combination of these products and services represent a “multiple-element” arrangement for revenue recognition purposes. Since the Company cannot allocate a fair value to the various elements of its contracts based on vendor-specific objective evidence, the Company recognizes revenue in accordance with contract accounting under the percentage-of-completion method.

Product and content sales

The Company derives its product and content revenue from book and Internet downloadable product sales. Such sales are recognized at the point of sale.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents are comprised of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

The Company’s accounts receivable are derived from a large number of direct customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary. At December 31, 2006 and 2005, the allowance for potential credit losses was $7,500 and $15,000, respectively. The Company performs ongoing reviews of all customers that have breached their payment terms or for whom information has become available indicating a risk of non-recoverability. The Company records an allowance for bad debts for specific customers identified as well as an allowance based on its historical collection experience. The Company’s evaluation of the allowance for potential credit losses requires the use of estimates and the actual results may differ from these estimates.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

Deferred Revenues

Deferred revenues consist of billings or payments received in advance of revenue recognition for the Company’s professional services, licensing and training services described above and the Company recognizes them as revenue only when the revenue recognition criteria are met.

Software Development Costs

Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company determines technological feasibility when a working model has been completed. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, until the product is available for general release. The Company has not capitalized any software development costs because technological feasibility has not been established for software being developed during the years ended December 31, 2006 and 2005.

Cost of Revenues

The Company’s cost of revenues primarily consists of personnel associated with the Company’s professional services as well as network operations.

Income Taxes

The Company provides for income taxes using the asset and liability method. Under the liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of sufficient future taxable income during the period in which the deferred tax assets are recoverable. Management assesses the likelihood that the deferred tax assets will be recovered from future taxable income and whether a valuation allowance is required to reflect any uncertainty. Management has determined that no such valuation allowance was necessary as of December 31, 2006. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. Tax rate changes are reflected in the computation of the income tax provision during the period such changes are enacted.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

Future Accounting Requirements

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes , which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN No. 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN No. 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS No. 157”), Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. The accounting provisions of SFAS No. 157 will be effective for the Company beginning January 1, 2008. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements , which addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 requires companies to quantify misstatements using both the balance sheet and income statement approaches to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the initial adoption is determined to be material, SAB No. 108 allows companies to record that effect as a cumulative effect adjustment to beginning-of-year retained earnings. The accounting provisions of SAB No. 108 became effective for the Company as of the end of its 2006 fiscal year. There was no impact to the Company’s financial statements as a result of the adoption of SAB No. 108.

Note 3. Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 10,000,000 shares of common stock and 5,000,000 shares of preferred stock both with par value of $0.001. The Company had 4,800,000, and 4,000,000 shares of common stock issued and outstanding as of December 31, 2006 and 2005, respectively. As part of the Share Exchange the Company entered into an Escrow Agreement (the “Escrow Agreement”) with John Quarto-von Tivadar, its Chief Scientist whereby 209,216 shares of common stock were reserved for future issuance based upon certain annualized gross revenue achievements or a specified time period with the first time period of one year from the issuance date. As of December 31, 2006 no shares have been released under the Escrow Agreement.

Share Exchange between the Company and IPLG

On December 29, 2006, the Company completed the Share Exchange with its majority-owned subsidiary, IPLG and all the existing stockholders of IPLG. As part of the Share Exchange the stockholders of IPLG received on a pro-rata basis a total of 800,000 shares of the Company’s Common Stock for 100% of their IPLG Common or Preferred Stock then outstanding. As a result IPLG became a 100% owned subsidiary of the Company. As part of the Share Exchange the Company also entered into the Escrow Agreement description above.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

Issuance of Series A Preferred Stock of IPLG

Pursuant to a confidential private placement memorandum dated June 14, 2004 whereby IPLG offered up to 1,500,000 shares of its 7% Cumulative Series A Redeemable Preferred Stock (the “Series A Stock”) and warrants to purchase an additional 750,000 shares (the “Warrants”), IPLG sold one unit totaling $50,000 to an investor (the “Investor”). As part of the sale, IPLG issued 100,000 shares of Series A Stock and 50,000 Warrants to the Investor. The private placement closed on August 9, 2004. The warrants are exercisable for a period of five years from the Issuance Date at $1.00 per share. As part of the Share Exchange complete in 2006, the Company issued the Investor 25,210 shares of its Common Stock in exchange for the Investor Series A Stock and the retirement of the Warrants. During 2006, a dividend payment on the Series A Stock was made of $1,705.

Private Common Stock and Warrant Purchase Agreement

Pursuant to a private common stock and warrant purchase agreement dated as of February 23, 2004 by and between IPLG and iProspect, Inc. (“iProspect”), IPLG sold to iProspect 100,000 (“iProspect Shares”) of newly issued Common Stock and Warrants to purchase 500,000 additional shares of Common Stock with an exercise price of $1.00 per share, expiring six months from the date of issuance. In consideration for the Common Stock and Warrants, iProspect paid $25,000 in new consideration, $25,000 in monies owed the Company and contributed $150,000 of professional service to IPLG, the Company or its affiliates. Through an agreement (the “License Agreement”) with iProspect entered into February 21, 2003, the Company granted iProspect the right to license or sell MAP Tools. The License Agreement was amended in 2003, with an approval by iProspect of the Rights Agreement, payment of certain licensing and training fees by iProspect and included a perpetual licensing agreement (the “Perpetual Licensing Agreement”) whereby IPLG would not enter into an agreement with any other search engine optimization, positioning or marketing firm or any agency, advertising agency or organization engage in such activities what-so ever (“Exclusivity Provision”). An amendment to the Perpetual Licensing Agreement dated February 23, 2004, was entered into whereby for the release of the Exclusivity Clause other than a few specifically identity companies, IPLG agreed to a reduction in the licensing, support and training fees (the “Amendment Agreement”). Pursuant to a quitclaim and renunciation of interest agreement made effective December 29, 2006, between iProspect, IPLG and the Company, the Amended Agreement was terminated, the iProspect Shares were returned to IPLG, IPLG agreed to terminate any further payments due, and as allowed iProspect to retain a royalty free, irrevocable, non-transferable and non-exclusive right to practice the CAS Process and some minor additional training which has been completed.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

Note 4. Income Taxes

	Twelve Months Ended Dec 31
	2006	2005
Income before income taxes	121,593	54,831

The components of the provision for income taxes are as follows:

	Twelve Months Ended Dec 31
	2006	2005
Current
Federal	$0	$10,521
State & Local	1,186	6,106
Local	1,200	6,415
Total current tax provision	$2,386	$23,042

Deferred
Federal	$46,623	$(4,274)
State	6,660	(536)
Local	0	0
Total deferred tax provision(benefit)	53,283	(4,810)
Total tax provision	$55,669	$18,232

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

	Twelve Months Ended December 31,
Temporary differences:	2006	2005

Deferred Tax Assets:
Net operating loss carry-forward	20,848	80,595
Allowance for doubtful accounts	7,500	1,036
Less: valuation allowance	0	0
Net deferred tax assets	28,348	81,631

Deferred tax liabilities:
Prepaid expenses	0	0
Equipment and property	0	0
Intangibles
Net deferred tax asset/(liability)	28,348	81,631

The Company had federal net operating loss carry forwards of approximately $71,407, and $207,000 as of December 31, 2006 and 2005, respectively. The Company had state net operating loss carry forwards of approximately $67,073 and $202,666 as of December 31, 2006, and 2005, respectively. The tax loss carry forwards are available to offset future taxable income with the federal and state carry forwards beginning to expire in 2019.

In 2006, net deferred tax assets decreased $57,283 primarily due to the use of loss carryforwards in the 2006. The realization of the tax benefits are subject to the sufficiency of taxable income in future years. The combined deferred tax assets represent the amounts expected to be realized before expiration.

The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, the Company concluded that it is more-likely-than-not that its net deferred tax assets will ultimately be recovered and, accordingly, no valuation allowance was recorded as of December 31, 2006.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

The difference between the expected income tax expense (benefit) and the actual tax expense (benefit) computed by using the Federal statutory rate of 35% is as follows:

	Twelve Months Ended December 31,
	2006	2005
Expected income tax (benefit) at statutory rate of 35%	$42,557	$19,191
State and local tax (benefit), net of federal	12,814	(7,756)

Other:
Meals & Entertainment	298	6,797
Other	0	0
Income tax expense	$55,669	$18,232

Note 5. Commitments and Contingencies

The Company leases its office facility on a month-to-month basis and has no other lease arrangements. The office facility lease includes a five-month notification clause to the landlord if the Company intends to vacate the property. On September 5, 2007, the Company notified the landlord that it will be vacating the property on or before January 31, 2008. Rent expense under the facility lease arrangements totaled $69,437 and $53,980 for the years ended December 31, 2006 and 2005, respectively.

Note 6. Related Party Transaction and Arrangements

Eisenberg Holdings, LLC (“EHI”)

EHI was established on September 22, 2003, and is presently owned 40% by Jeffrey Eisenberg, the CEO of the Company, 40% by Bryan Eisenberg, the Executive Vice President of the Company (both collectively, the “Eisenbergs”), and 10% by Esther Eisenberg. As of December 31, 2006, EHI held 3,965,609 Common Shares of the Company that equates to an 82.6% basic, and 79.2% fully diluted ownership in the Company. EHI operates as a holding company for the Eisenberg’s investment portfolio as well as an operating entity for individual speaking and other publishing activities of the Eisenbergs. Along with the release of the Eisenbergs book, “Waiting for your Cat to Bark?” in 2006, and “Call to Action” in 2005, the Company has recorded a non-recurring publishing and book promotion expense, net of book sales in the amount of $40,038 and $76,378 in other (income) expense for the years ended December 31, 2006, and 2005, respectively.

Fintech Group LLC (“FTG”)

Pursuant to a service agreement dated 2/1/2005 (“Consulting Agreement”), as amended on April 26, 2006 (“Addendum I”), the Company entered into a financial services consulting agreement with FTG that included the payment of $5,000 per month for tax, accounting and other financial services and certain travel related expenses. FTG is owned by the chief financial officer of the Company. The Addendum I agreement cannot be terminated for the first year and then may be terminated by the Company or FTG with ninety days (90) notice. As of December 31, 2006, FTG was also the beneficial owner of 18,929 shares of the Company’s Common Stock. For the years ended December 31, 2006 and 2005, under this agreement the Company paid $58,950, and $53,150 respectively. As part of the closing conditions of the Reverse Merge described in Note 7, the Company will have terminated the Consulting Agreement.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

Future Now Capital Markets Group, Inc.(“FNCMGI”)

Pursuant to a strategic advisory agreement (“Structuring Agreement”) dated April 26, 2006, as amended on November 24, 2006, the Company entered into a consulting and financial structuring agreement with FNCMGI that included the payment of $5,000 per month for general investment banking services as part of the Company’s capital markets efforts. FNCMGI is 50% owned by the chief financial officer and 50% owned by Eisenberg Holdings, LLC. On May 1, 2007, the agreement was extended by the Company for an additional year. For the years ended December 31, 2006 and 2005, the Company paid $51,150, and $47,800, respectively, under this agreement. As part of the closing conditions of the Reverse Merge described in Note 7, the Company will terminate the Structuring Agreement.

FNCMGI also held a non-exclusive license (“License Agreement”) to the Company’s MAP Tools. The License Agreement was signed between FNCMGI and IPLG on February 1, 2005, and amended on June 30, 2007 (“Amendment”). Upon the initial execution of the License Agreement FNCMGI paid $50,000 for the license rights. For the period ended December 31, 2006, the Company has been accreting into income the license fee over the life of the license (seven years). In connection with the Amendment, FNI has the right to terminate the Licensing Agreement and repay the $50,000 initially paid by FNCMGI. As part of the closing conditions of the Reverse Merge described in Note 7, the Company will have terminated the Licensing Agreement.

Note 7. Subsequent Events

Private Placement

In the first quarter of 2007, pursuant to an investment subscription agreement and closing documents (the “Offering”), the Company sold $675,000 in face value of 10.5% convertible promissory notes (the “Notes”), convertible into shares of the Company’s common stock. To assist with the Offering, the Company engaged Southridge Investment Group LLC (“SIG”), a registered NASD member firm. The placement fees paid to SIG amounted to $58,500. Each $50,000 in Notes included the issuance of seven-year warrants to purchase 16,000 shares of the Company’s Common Stock, or like security issued in a qualified financing or acquisition, at an exercise price of $0.75 per share. The Notes shall be redeemed at the earlier of either (i) repayment from the sales escrow redemption feature (the “Redemption Feature”) or; (ii) three years from the date of issuance or; (iii) a financing transaction of at least $2,500,000 (the “Qualified Financing”), or (iv) the closing of a material acquisition of the Company, whether by merger, recapitalization, sale of assets or other similar material transaction (an “Acquisition”). At the Note holder’s option, all, or a portion of, the principal and accrued interest on the Notes may be converted into shares of the Company’s Common Stock along with a Qualified Financing or Acquisition. The number of shares into which the Notes are convertible into will equal the quotient of the converted principal and interest divided by the lower of; (i) the price per share issued in a Qualified Financing or Acquisition, at a 20% discount, or (ii) $3.25. If the holder elects the conversion option the minimum number of shares each Unit will convert into is 15,385 shares of the Company’s Common Stock. As additional protection against repayment of the Notes, under the Redemption Feature, the Company will escrow three and one-half (3.5%) of its gross revenues in a separate bank account and pay-down the Notes, on a semi-annual basis, until such a time that the total principal has been repaid. Unless the Notes are fully paid off, the first payment under the Redemption Feature will be due within thirty (“30”) days of the first anniversary of the Notes and then on a semi-annual basis thereafter. The Offering was closed as of August 15, 2007.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

Adoption of Stock Option Plan

On July 18, 2007, through written consent in lieu of a special meeting of the stockholders and the Board of Directors (the “Board”) of the Company, the 2007 stock incentive plan was adopted (the “Plan”). The Plan provides a maximum number of the Company’s common stock that may be issued there under, which amount shall be equal to no more than 20% of the outstanding common stock of the Company, determined on the first trading day of each fiscal year; and in the event of a merger or consolidation of the Company with another entity, the Board shall take all appropriate measures to ensure that the Plan shall be retained, recognized and implemented by the surviving corporation. Any stock or options granted under the plan shall be converted into stock of, or options to purchase stock of the surviving corporation. On July 18, 2007, the Board granted 577,000 options under the Plan to key employees and affiliated personnel (both, the “Grantees”). The options granted had an exercise price of $0.45 and were immediately vested. Effective as of August 23, 2007, the Grantees further agreed in writing that the exercise price would reset to the price of the stock on the day the above Reverse Merger was completed. As consideration for this adjustment, the Company will grant the Grantees additional options that represent 25% of the Grantees original option grants with the same terms and conditions.

Alkemi International Pty Ltd Investment & Limited Term Licensing Agreement

On June 13, 2007, the Company entered in a licensing agreement, a stockholders agreement and a call option deed (all collectively, the “AIPL Agreements”) with Alkemi International Pty Ltd (“AIPL”). Under the AIPL Agreements, AIPL received a limited term exclusive licensing agreement (17 months) to resell and deliver the intellectual property of the Company in the Australian and New Zealand Territories and the Company would have a right to covert any monies owed per the Agreements from AIPL to ownership position in AIPL. On July 23, 2007, the Company delivered to AIPL notice to issue shares that totaled the outstanding balance due from AIPL as of June 13, 2007 to equity in AIPL (then amount was $84,000). A valuation opinion was obtained whereby the value of AIPL was set at $959,300 AUD (exchange rate 1.18619 or US$808,724) and as such the Company received an amount equal to $97,268 AUD or 159,897 shares of AIPL. The Company’s will continue to accrue monies owed from AIPL until a total of US$62,629 is due from AIPL. At such a time the amount will automatically be converted into additional shares of AIPL and the total ownership percentage at that time of AIPL by the Company will equal 15% of AIPL. Payments to the Company will then commence based upon the licensing agreement. The original agreement with AIPL began in 2004. Outstanding accounts receivable at December 31, 2006 and 2005 was $62,000 and $14,000, respectively. As of the date of this report the December 31, 2006 balance has been converted along with the additional fee accruals through May 31, 2007.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (continued)

Letter of Intent for Reverse Merger Transaction

On May 11, 2007, the Company entered into a non-binding letter of intent (“LOI”) with Reperio Exploration, Inc. (“RPEX”). RPEX is a publicly traded company on the over-the-counter bulletin board under the symbol RPEX.OB. Among other things provided for in the LOI, all the stockholders of the Company will exchange their shares of the Company’s common stock for a proportional amount of shares of RPEX (“Reverse Merger”). As part of the closing conditions of the Reverse Merge, RPEX will have at least $1,000,000 in cash from a financing that will close concurrently with the close of the Reverse Merger. Following the Reverse Merger, the Company’s present board of directors will take over as the board of RPEX and the present stockholders of the Company will constitute a majority of the voting stock of RPEX.

Unaudited Consolidated Financial Statements
Future Now, Inc. and Subsidiary
(expressed in US Dollars)
as of September 30, 2007

FUTURE NOW, INC. and SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

September 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$570,042
Accounts receivable, net	291,081
Note receivable	4,250
Income tax receivable	15,000
Total Current Assets	880,373

Other assets	174,121
Deferred tax asset	28,349
Total Assets	$1,082,843
LIABILIATIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$170,420
Deferred revenue	12,511
Income tax payable	2,512
Total Current Liabilities	185,443

Deferred licensing fees	36,905
Convertible debentures, net of discount	568,174
TOTAL LIABILITIES	790,522

Stockholders’ Equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, none issued and outstanding	-
Subscription receivable	(800)
Common stock, $.001 par value, 10,000,000 shares authorized, 4,800,000 shares issued and outstanding	4,800
Additional paid-in capital	731,180
Retained earnings	(442,859)
Total Stockholders’ Equity	292,321
Total Liabilities And Stockholders’ Equity	$1,082,843

See Accompanying Notes to Unaudited Consolidated Financial Statements

FUTURE NOW, INC. and SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 & 2006
(UNAUDITED)

	Nine Months Ended September 30,
	2007	2006
Total Revenues	$1,745,927	$1,317,547

Cost of Revenues	710,458	477,944
Gross Profit	1,035,469	839,603

Operating expenses:
Marketing and sales	91,048	2,653
Stock Based Compensation	381,225	0
General and administrative	1,075,168	481,506

Total operating expenses	1,547,441	484,159

Net operating income (loss)	(511,972)	355,444

Other (income) expenses
Interest (income) expense	36,682	(3,380)
Depreciation and amortization	4,915	0
Other (income) expense	(35,326)	1,525
Publishing and book promotion (net of revenues)	2,883	38,564
Total other (income) expenses	9,154	36,709

Income (loss) before taxes	(521,126)	318,735
Income tax	1,492	31,373

Net Income (loss)	$(522,618)	$287,362

See Accompanying Notes to Unaudited Consolidated Financial Statements

FUTURE NOW, INC. and SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(UNAUDITED)

	Preferred Stock		Common				Retained	Stockholders’
	Shares	Par Value	Shares	Par Value	Paid-In Capital	Sub Rec’b	Earnings (Deficit)	Equity (Deficit)
Balance, December 31, 2006	0	$-	4,800,000	$4,800	$218,114	$(800)	$79,759	$301,873

Net Income for Period							(522,619)	(522,618)
Issuance of Stock Options					381,225			381,225
Issuance of Placement Agent Warrants					18,731			18,731
Issuance of Warrants with Convertible Debt					113,110			113,110
Balance, September 30, 2007	0	$-	4,800,000	$4,800	$731,180	$(800)	$(442,860)	$292,321

See Accompanying Notes to Unaudited Consolidated Financial Statements

FUTURE NOW, INC. and SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 & 2006
(UNAUDITED)

	Nine Months Ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(522,619)	$287,361
Adjustments to reconcile net income (loss) to cash used in operating activities:
Provision for doubtful accounts	27,500	-
Amortization of debt discount	6,284	-
Amortization of deferred offering costs	4,915	-
Issuance of stock option	381,225	-

Change in operating assets and liabilities:
Accounts receivable	(214,581)	(67,057)
Other assets	(165,547)	(280)
Income tax receivables/payable	765	1,747
Accounts payable and accrued expenses	119,931	(203,017)
Deferred revenue	0	1,300
Security deposit	(2,694)	(766)
Net cash provided by (used in) operating activities	$(364,821)	$19,288

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from (issuance of) note receivable	(4,250)	7,100
Net cash provided by (used in) investing activities	$(4,250)	$7,100

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debentures	675,000
Net cash provided by financing activities	$675,000	$-

NET INCREASE IN CASH AND CASH EQUIVALENTS	305,929	26,388

CASH AND CASH EQUIVALENTS at beginning of period	264,113	311,967
CASH AND CASH EQUIVALENTS at end of period	$570,042	$338,355

Supplemental disclosure of cash flow information
Cash paid for:
Interest	10,200	0
Income Taxes	550	18,040

See Accompanying Notes to Audited Consolidated Financial Statements

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Note 1. The Company and Nature of Business

Future Now, Inc. (the “Company”), formed in 1997, is a widely recognized authority on optimizing online conversion rates, converting more online traffic into leads, subscriptions and sales. The Company’s proprietary Persuasion Architecture framework and supporting software suite (collectively, referred to as “MAP Tools”) provides clients “blueprints” to plan, measure and improve their online sales and marketing efforts. The Company believes that its MAP Tools represents a truly accountable solution to three multi-billion dollar problems;

1.	Low customer conversion rates;

2.	High costs of customer acquisition; and

3.	Poor customer retention rates.

Through a rights contribution, technical cooperation and non-compete agreement (the “Rights Agreement”) dated as of October 3, 2003, the Company contributed its MAP Tools to its then majority owned subsidiary, Intellectual Property Licensing Group, Inc. (“IPLG”) (formerly, Persuasion Architecture, Inc.) in return for 3,250,000 shares of IPLG. Through the Rights Agreement, the Company assigned and transferred to IPLG all right, title and interest in any patent rights. Technology, improvement patent and all intellectual property rights related to MAP Tools (all collectively, “Intellectual Property”). The Company intends to maintain all its Intellectual Property in IPLG and licensing and perform training such through IPLG.

On December 29, 2006, the Company completed a share exchange (the “Share Exchange’) with IPLG whereby an additional 800,000 of the Company’s Common Stock was issued and allocated proportionately to the then existing stockholders of IPLG. As a result of the transaction, IPLG became a 100% owned subsidiary. IPLG holds the intellectual property rights to MAP Tools as well as will hold further intellectual property improvements and new developments. It is the intention of the Company to handle all its licensing related activities out of IPLG. As a result of the Share Exchange the Company re-classed the minority interest of $219,919 recorded on its balance sheet as of December 31, 2005 to paid in capital.

On October 30, 2007, the Company and all its stockholders entered into a share exchange agreement (“Share Exchange” or “Reverse Merger” with Future Now Group, Inc. (“FNGI”), a Nevada corporation and publicly traded company on the overt-the-counter bulletin board, trading under the symbol, “FUTR”. In accordance with the closing of the Share Exchange agreement, FNGI issued 50,394,191 common shares to the stockholders of the Company, in exchange for the acquisition, by FNGI, of all of the 5,448,021 (including escrowed shares) issued and outstanding common shares of the Company, on the basis of 9.25 common shares of FNGI for every one common share of the Company.

FNGI had 71,242,191 common shares issued and outstanding as of October 30, 2007 as a result of the issuance of 50,394,191 common shares in connection with the closing of the share exchange agreement and the concurrent cancellation of 32,000,000 common shares owned by former directors of our company. As of the closing date, the former stockholders of the Company held approximately 70.74% of the issued and outstanding common shares of FNGI. The issuance of the 50,394,191 common shares to the stockholders of the Company was deemed to be a reverse acquisition for accounting purposes. As a result of the Share Exchange of the Company’s stock in exchange for FNGI’s stock, the Company became a wholly owned subsidiary of our Company.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The consolidated financial statements of the Company have been prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Future Now, Inc. and its wholly owned subsidiary IPLG. All inter-company balances and transactions have been eliminated in the consolidated financial statements.

Concentration of Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term marketable securities, long-term investments and trade accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits.

Revenue Recognition

The Company derives its revenue from the sale of products and services that it classifies into the following three categories: (1) professional services; including, custom & packaged consulting; (2) licensing, and (3) training and product sales. The Company has traditionally sold its services, products and licenses through customer referrals. The Company utilizes written contracts as the means to establish the terms and conditions upon which its products and services are sold to customers.

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition , and related interpretations, SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 — Revenue Recognition . For arrangements outside the scope of SOP 97-2, the Company evaluates if multiple elements can be accounted for separately in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables .

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Professional Service Revenues - Custom and Packaged Consulting Revenues

Because the Company provides its applications as services, it follows the provisions of Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and Statement of Position (“SOP”) 97-2, “Software Revenue Recognition.” The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

The Company recognizes revenue resulting from professional services sold with licensing offerings (generally considered to be at the time of, or within 45 days of, sale of the licensing offering) over the term of the related professional services contract as these services are considered to be inseparable from the licensing service, and the Company has not yet established objective and reliable evidence of fair value for the undelivered element. Since the Company cannot allocate a fair value to the various elements of its contracts based on vendor-specific objective evidence, the Company recognizes revenue in accordance with contract accounting under the percentage-of-completion method. The professional service component of the monthly payment project is recognized as the services are performed. The Company recognizes revenues resulting from professional services sold separately from the licensing services as those professional services are performed.

Licensing and Training Revenues

The Company derives its licensing revenue from selling software and methodology licenses to customers. The Company does not provide custom software development services or create tailored products to sell to specific customers. The software licenses are sold with certain post-contract services, installation and training. As such, the combination of these products and services represent a “multiple-element” arrangement for revenue recognition purposes. Since the Company cannot allocate a fair value to the various elements of its contracts based on vendor-specific objective evidence, the Company recognizes revenue in accordance with contract accounting under the percentage-of-completion method.

Product and Content Sales

The Company derives its product and content revenue from book and Internet downloadable product sales. Such sales are recognized at the point of sale.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash and cash equivalents are comprised of money market funds. The carrying amounts approximate fair value due to the short maturities of these instruments.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Accounts Receivable

The Company’s accounts receivable are derived from a large number of direct customers. Collateral is not required for accounts receivable. The Company maintains an allowance for potential credit losses as considered necessary. At September 30, 2007 the allowance for potential credit losses was $35,000. The Company performs ongoing reviews of all customers that have breached their payment terms or for whom information has become available indicating a risk of non-recoverability. The Company records an allowance for bad debts for specific customers identified as well as an allowance based on its historical collection experience. The Company’s evaluation of the allowance for potential credit losses requires the use of estimates and the actual results may differ from these estimates.

Deferred Revenues

Deferred revenues consist of billings or payments received in advance of revenue recognition for the Company’s professional services, licensing and training services described above and the Company recognizes them as revenue only when the revenue recognition criteria are met.

Software Development Costs

Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. The Company determines technological feasibility when a working model has been completed. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed , until the product is available for general release. The Company has not capitalized any software development costs because technological feasibility has not been established for software being developed during the nine months ending September 30, 2007 and 2006.

Cost of Revenues

The Company’s cost of revenues primarily consists of personnel associated with the Company’s professional services as well as network operations.

Income Taxes

The Company provides for income taxes using the asset and liability method. Under the liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carry-forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of sufficient future taxable income during the period in which the deferred tax assets are recoverable. Management assesses the likelihood that the deferred tax assets will be recovered from future taxable income and whether a valuation allowance is required to reflect any uncertainty. Management has determined that no such valuation allowance was necessary as of September 30, 2007. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carry-forwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry-forward period are reduced. Tax rate changes are reflected in the computation of the income tax provision during the period such changes are enacted.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Derivative Liabilities

In order to determine whether the Company had a derivative liability the Company reviewed Emerging Issues Task Force (“EITF”) - EITF 05-02, “The Meaning of Convertible Debt Instrument in Issue No. 00-19”.

Pursuant to the terms of the convertible debt and the detachable warrants issued, management determined that the warrants do not qualify as equity instruments under the provisions of EITF No. 00-19, Accounting for Derivative Financial Instruments Index to, and Potentially Settled in, a Company’s Own Stock, and, therefore, should also be accounted for as derivatives under the provisions of SFAS No. 133.

As such, effective with the issuance of the convertible debt, the fair value of all non-employee options and warrants are accounted for as derivative liabilities under the provisions of SFAS No. 133. Changes in the fair value of the non-employee options and warrants will be recorded through earnings at each subsequent reporting period, so long as they continue to not qualify for equity classification. Non-employee options and warrants that are ultimately settled in common stock will be re-measured prior to settlement then reclassified to stockholders’ equity; however, any gains or losses previously recognized on those instruments will remain in earnings during the periods in which they were recognized.

Stock Based Compensation

The Company accounts for stock and stock options issued for services and compensation by employees under SFAS 123 (R). For non-employees, the fair market value of the Company’s stock on the date of stock issuance or option/grant is used. The Company determined the fair market value of the options issued under the Black-Scholes Pricing Model. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

Future Accounting Requirements

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN No. 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN No. 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157 (“SFAS No. 157”), Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. The accounting provisions of SFAS No. 157 will be effective for the Company beginning January 1, 2008. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

In September 2006, the SEC Staff issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements , which addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB No. 108 requires companies to quantify misstatements using both the balance sheet and income statement approaches to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. When the initial adoption is determined to be material, SAB No. 108 allows companies to record that effect as a cumulative effect adjustment to beginning-of-year retained earnings. The accounting provisions of SAB No. 108 became effective for the Company as of the end of its 2006 fiscal year. There was no impact to the Company’s financial statements as a result of the adoption of SAB No. 108.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Note 3. Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 10,000,000 shares of common stock and 5,000,000 shares of preferred stock both with par value of $0.001. The Company had 4,800,000, shares of common stock issued and outstanding as of September 30, 2007. As part of the Share Exchange the Company entered into an Escrow Agreement (the “Escrow Agreement”) with John Quarto-von Tivadar, its Chief Scientist whereby 209,216 shares of common stock were reserved for future issuance based upon certain annualized gross revenue achievements or a specified time period with the first time period of one year from the issuance date. As of September 30, 2007 no shares had been released under the Escrow Agreement.

Share Exchange between the Company and IPLG

On December 29, 2006, the Company completed the Share Exchange with its majority-owned subsidiary, IPLG and all the existing stockholders of IPLG. As part of the Share Exchange the stockholders of IPLG received on a pro-rata basis a total of 800,000 shares of the Company’s Common Stock for 100% of their IPLG Common or Preferred Stock then outstanding. As a result IPLG became a 100% owned subsidiary of the Company. As part of the Share Exchange the Company also entered into the Escrow Agreement description above.

Issuance of Series A Preferred Stock of IPLG

Pursuant to a confidential private placement memorandum dated June 14, 2004 whereby IPLG offered up to 1,500,000 shares of its 7% Cumulative Series A Redeemable Preferred Stock (the “Series A Stock”) and warrants to purchase an additional 750,000 shares (the “Warrants”), IPLG sold one unit totaling $50,000 to an investor (the “Investor”). As part of the sale, IPLG issued 100,000 shares of Series A Stock and 50,000 Warrants to the Investor. The private placement closed on August 9, 2004. The warrants are exercisable for a period of five years from the Issuance Date at $1.00 per share. As part of the Share Exchange complete in 2006, the Company issued the Investor 25,210 shares of its Common Stock in exchange for the Investor Series A Stock and the retirement of the Warrants. During 2006, a dividend payment on the Series A Stock was made of $1,705.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Private Common Stock and Warrant Purchase Agreement

Pursuant to a private common stock and warrant purchase agreement dated as of February 23, 2004 by and between IPLG and iProspect, Inc. (“iProspect”), IPLG sold to iProspect 100,000 (“iProspect Shares”) of newly issued Common Stock and Warrants to purchase 500,000 additional shares of Common Stock with an exercise price of $1.00 per share, expiring six months from the date of issuance. In consideration for the Common Stock and Warrants, iProspect paid $25,000 in new consideration, $25,000 in monies owed the Company and contributed $150,000 of professional service to IPLG, the Company or its affiliates. Through an agreement (the “License Agreement”) with iProspect entered into February 21, 2003, the Company granted iProspect the right to license or sell MAP Tools. The License Agreement was amended in 2003, with an approval by iProspect of the Rights Agreement, payment of certain licensing and training fees by iProspect and included a perpetual licensing agreement (the “Perpetual Licensing Agreement”) whereby IPLG would not enter into an agreement with any other search engine optimization, positioning or marketing firm or any agency, advertising agency or organization engage in such activities what-so ever (“Exclusivity Provision”). An amendment to the Perpetual Licensing Agreement dated February 23, 2004, was entered into whereby for the release of the Exclusivity Clause other than a few specifically identity companies, IPLG agreed to a reduction in the licensing, support and training fees (the “Amendment Agreement”). Pursuant to a quitclaim and renunciation of interest agreement made effective December 29, 2006, between iProspect, IPLG and the Company, the Amended Agreement was terminated, the iProspect Shares were returned to IPLG, IPLG agreed to terminate any further payments due, and as allowed iProspect to retain a royalty free, irrevocable, non-transferable and non-exclusive right to practice the CAS Process and some minor additional training which has been completed.

Note 4. Stock Based Compensation

On July 18, 2007, through written consent in lieu of a special meeting of the stockholders and the Board of Directors (the “Board”) of the Company, the 2007 stock incentive plan was adopted (the “Plan”). The Plan provides a maximum number of the Company’s common stock that may be issued there under, which amount shall be equal to no more than 20% of the outstanding common stock of the Company, determined on the first trading day of each fiscal year; and in the event of a merger or consolidation of the Company with another entity, the Board shall take all appropriate measures to ensure that the Plan shall be retained, recognized and implemented by the surviving corporation. Any stock or options granted under the plan shall be converted into stock of, or options to purchase stock of the surviving corporation. On July 18, 2007, the Board granted 577,000 options under the Plan to key employees and affiliated personnel (both, the “Grantees”). The options granted had an exercise price of $0.45 and were immediately vested. On September 15, 2007, the Board granted an additional 238,750 options to Grantees. The options had an exercise price of $0.55 and were immediately vested. Through written agreements, the Grantees further agreed in writing that the exercise price would reset to the price of the stock on the day the above Reverse Merger was completed. As consideration for this adjustment, the Company will grant the Grantees additional options that represent 25% of the Grantees original option grants with the same terms and conditions upon the closing of the Reverse Merger. For the stock grants in the period the Company recorded compensation expense of $381,225.

The fair value of the stock options granted was $381,225. Each stock option award is estimated as of the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the table below. To address the lack of historical volatility data for the Company, expected volatility has been estimated based on volatilities of peer companies. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

The following weighted average assumptions were used in the fair market value calculation:

	2007
	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	0
Granted	815,750	$0.49
Exercised	-
Forfeited	-
Outstanding at end of period	815,750

Options exercisable at September 30, 2007	815,750
Shares available for future grant	186,233
Weighted-average fair value of options granted during period at the shares’ fair value	$0.49

Note 5. Other Assets

Alkemi International Pty Ltd Investment & Limited Term Licensing Agreement

On June 13, 2007, the Company entered in a licensing agreement, a stockholders agreement and a call option deed (all collectively, the “AIPL Agreements”) with Alkemi International Pty Ltd (“AIPL”). Under the AIPL Agreements, AIPL received a limited term exclusive licensing agreement (17 months) to resell and deliver the intellectual property of the Company in the Australian and New Zealand Territories and the Company would have a right to covert any monies owed per the Agreements from AIPL to ownership position in AIPL. On July 23, 2007, the Company delivered to AIPL notice to issue shares that totaled the outstanding balance due from AIPL as of June 13, 2007 to equity in AIPL (then amount was $84,000). A valuation opinion was obtained whereby the value of AIPL was set at $959,300 AUD (exchange rate 1.18619 or US$808,724) and as such the Company received an amount equal to $97,268 AUD or 159,897 shares of AIPL. The Company’s will continue to accrue monies owed from AIPL until a total of US$62,629 is due from AIPL. At such a time the amount will automatically be converted into additional shares of AIPL and the total ownership percentage at that time of AIPL by the Company will equal 15% of AIPL. Payments to the Company will then commence based upon the licensing agreement. The original agreement with AIPL began in 2004. As of September 30, 2007, the Company had converted $82,000 dollars of monies owed from AIPL into AIPL common stock and reflected such on the balance sheet as another asset.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Note 6. Convertible Debentures

Convertible Debentures with Warrants

In the first quarter of 2007, pursuant to an investment subscription agreement and closing documents (the “Offering”), the Company sold $675,000 in face value of 10.5% convertible promissory notes (the “Notes”), convertible into shares of the Company’s common stock. To assist with the Offering, the Company engaged Southridge Investment Group LLC (“SIG”), a registered NASD member firm. The placement fees paid to SIG amounted to $58,500. Each $50,000 in Notes included the issuance of seven-year warrants to purchase 16,000 shares of the Company’s Common Stock, or like security issued in a qualified financing or acquisition, at an exercise price of $0.75 per share. The Notes shall be redeemed at the earlier of either (i) repayment from the sales escrow redemption feature (the “Redemption Feature”) or; (ii) three years from the date of issuance or; (iii) a financing transaction of at least $2,500,000 (the “Qualified Financing”), or (iv) the closing of a material acquisition of the Company, whether by merger, recapitalization, sale of assets or other similar material transaction (an “Acquisition”). At the Note holder’s option, all, or a portion of, the principal and accrued interest on the Notes may be converted into shares of the Company’s Common Stock along with a Qualified Financing or Acquisition. The number of shares into which the Notes are convertible into will equal the quotient of the converted principal and interest divided by the lower of; (i) the price per share issued in a Qualified Financing or Acquisition, at a 20% discount, or (ii) $3.25. If the holder elects the conversion option the minimum number of shares each Unit will convert into is 15,385 shares of the Company’s Common Stock. As additional protection against repayment of the Notes, under the Redemption Feature, the Company will escrow three and one-half (3.5%) of its gross revenues in a separate bank account and pay-down the Notes, on a semi-annual basis, until such a time that the total principal has been repaid (“Redemption Escrow”). Unless the Notes are fully paid off, the first payment under the Redemption Feature will be due within thirty (“30”) days of the first anniversary of the Notes and then on a semi-annual basis thereafter. The Offering was closed as of August 15, 2007.

The Company has calculated an amount of $39,883 is due under the Redemption Escrow provision as of the period ended September 30, 2007. No entry has been reflected in the consolidated financial statements for the amounts owed, as the cash balance is currently sufficient to cover such.

These Notes were issued with warrants having expiration dates seven-years from issuance. The investors were granted an aggregate 216,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.75 per share. As part of this the Company recorded a debt discount on its books for $113,110. Amortization of the debt discount for the period ended September 30, 2007 was $6,284. As part of the Offering the Company also issued 34,366 placement agent warrants to SIG having an expiration date five years from issuance. The placement agent warrants have an exercise price of $0.75. The Company reflected a deferred offer cost of $18,731 on its balance sheet. The Company also deferred $69,731 in cash expenditures as deferred offering costs. The deferred offering cost will be amortized over the life of the convertible notes.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

Note 7. Income Taxes

The Company has not adjusted it income taxes based upon the losses for the current year. Reference should be made to the Audited Financial Statements for the periods December 31, 2006 and 2005 for further information.

Note 8. Commitments and Contingencies

The Company leases its office facility on a month-to-month basis and has no other lease arrangements. The office facility lease includes a five-month notification clause to the landlord if the Company intends to vacate the property. On September 5, 2007, the Company notified the landlord that it will be vacating the property on or before January 31, 2008. Rent expense under the facility lease arrangements totaled $69,437 and $53,980 for the years ended December 31, 2006 and 2005, respectively.

Note 9. Related Party Transaction and Arrangements

Eisenberg Holdings, LLC (“EHI”)

EHI was established on September 22, 2003, and is presently owned 40% by Jeffrey Eisenberg, the CEO of the Company, 40% by Bryan Eisenberg, the Executive Vice President of the Company (both collectively, the “Eisenbergs”), and 10% by Esther Eisenberg. As of September 30, 2007, EHI held 3,965,609 Common Shares of the Company that equates to an 82.6% basic, and 79.2% fully diluted ownership in the Company. EHI operates as a holding company for the Eisenberg’s investment portfolio as well as an operating entity for individual speaking and other publishing activities of the Eisenbergs.

Fintech Group LLC (“FTG”)

Pursuant to a service agreement dated 2/1/2005 (“Consulting Agreement”), as amended on April 26, 2006 (“Addendum I”), the Company entered into a financial services consulting agreement with FTG that included the payment of $5,000 per month for tax, accounting and other financial services and certain travel related expenses. FTG is owned by the chief financial officer of the Company. The Addendum I agreement cannot be terminated for the first year and then may be terminated by the Company or FTG with ninety days (90) notice. As of September 30, 2007, FTG was also the beneficial owner of 18,929 shares of the Company’s Common Stock. For the nine months ended September 30, 2007, under this agreement the Company paid $45,000.

Future Now Capital Markets Group, Inc. (“FNCMGI”)

Pursuant to a strategic advisory agreement (“Structuring Agreement”) dated April 26, 2006, as amended on November 24, 2006, the Company entered into a consulting and financial structuring agreement with FNCMGI that included the payment of $5,000 per month for general investment banking services as part of the Company’s capital markets efforts. FNCMGI is 50% owned by the chief financial officer and 50% owned by Eisenberg Holdings, LLC. On May 1, 2007, the agreement was extended by the Company for an additional year. For the nine months ended September 30, 2007 the Company paid $45,000, under this agreement.

FUTURE NOW, INC. and SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007

FNCMGI also held a non-exclusive license (“License Agreement”) to the Company’s MAP Tools. The License Agreement was signed between FNCMGI and IPLG on February 1, 2005, and amended on June 30, 2007 (“Amendment”). Upon the initial execution of the License Agreement FNCMGI paid $50,000 for the license rights. For the period ended September 30, 2007, the Company has continued to accrete into income the license fee over the life of the license (seven years). In connection with the Amendment, FNI has the right to terminate the Licensing Agreement and repay the $50,000 initially paid by FNCMGI. As part of the closing conditions of the Reverse Merge described in Note 7, the Company will terminate the Licensing Agreement through repayment of the original fee.

Note 10. Subsequent Events

Option, Warrant Exercises and Note Conversion

On October 22, 2007, two Grantees exercise their stock options to purchase 255,556 shares of common stock of the Company. As part of this exercise, the company received $120,000 worth of additional capital. Also related to the exercise, William Schloth, the Company’s Chief Financial Officer, and Howard Kaplan, the Company’s Chief Operating Officer, executed promissory notes in the amount of $75,000 and $25,000, respectively.

During October 2007, certain holders of the Company’s convertible debentures (the “Note Holders’), exercised the warrant certificates. The Note Holders received 120,000 common shares in the Company related to this exercised and the Company received $90,000 in additional capital. During this same period, one Note Holder converted his complete debenture in the amount of $200,000 in principal and $3,284 in accrued interest. Along with debenture conversion the Note Holder received 62,549 shares of Common Stock of the Company.

Reverse Merger and New Financing

On October 30, 2006, the Company completed a reverse merger transaction (the “Reverse Merger”) with Future Now Group, Inc. (“FNGI”), a publicly traded company listed on the over-the-counter bulletin board market under the symbol “FUTR”). In accordance with the closing of the Reverse Merger, FNGI issued 50,394,190 common shares to the stockholders, in exchange for the acquisition of all of the 5,448,021 issued and outstanding common shares of Future Now, on the basis of 9.25 common shares of FNGI for every one common share of the Company’s stock. As a result of the exchange of the Company’s stock in exchange for FNGI’s stock, the Company became a wholly owned subsidiary of FNGI and existing management of the Company took control of all operations of FNGI and the Board of Directors. Mr. Gordon Samson, the former President of FNGI resigned, and a new Board was elected which consists of Jeffrey and Bryan Eisenberg, and William Schloth.

In connection with the Reverse Merger, FNGI also entered into a Convertible Note Agreement, Securities Purchase Agreement, two Warrant Agreements, Pledge and Security Agreement (all collectively, the “Financing Agreements’) with a private equity firm (“Investor”). The Financing Agreements provide for the offering by the FNGI to the Investor of $2,000,000 (the “Financing”) in an 11% Secured Convertible Note (the “Note”) having a maturity date which is on the second anniversary of the Closing date. Interest on the Note was prepaid. The Company also issued five-year stock purchase warrants (the “Warrants”) to the Investor to acquire Common Stock of the Company at exercise prices of $0.35 and $0.50.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the U.S. Securities and Exchange Commission, or the SEC, to register the shares of our common stock being offered through this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Future Now Group, Inc.
Galleria Building, 61 Unquowa Rd.
Fairfield, CT 06824
Attention: William E. Schloth
Chief Financial Officer
(877) 643-7244

Until [        ] days after the date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$2,527,200

FUTURE NOW GROUP INC.

5,054,400

Shares

Of

Common Stock

PROSPECTUS

___________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Item 25. Other Expenses of Issuance and Distribution.

Registration Fees	$99
Transfer Agent Fees	1,000
Legal Fees and Expenses	10,000
Printing and Engraving Expenses	2,000
Accounting Fees and Expenses	4,000
Miscellaneous	5,000
Total	$25,099

Item 26. Recent Sales of Unregistered Securities.

Pursuant to a confidential private placement memorandum dated June 14, 2004 whereby our wholly owned subsidiary, Intellectual Property Licensing Group, Inc. (“IPLG”) offered up to 1,500,000 shares of its 7% Cumulative Series A Redeemable Preferred Stock (the “Series A Stock”) and warrants to purchase an additional 750,000 shares (the “Warrants”), IPLG sold one unit totaling $50,000 to an investor (the “Investor”). As part of the sale, IPLG issued 100,000 shares of Series A Stock and 50,000 Warrants to the Investor. The private placement closed on August 9, 2004. The warrants are exercisable for a period of five years from the Issuance Date at $1.00 per share. As part of the Share Exchange complete in 2006, the Company issued the Investor 25,210 shares of its Common Stock in exchange for the Investor Series A Stock and the retirement of the Warrants. During 2006, a dividend payment on the Series A Stock was made of $1,705.

Pursuant to a private common stock and warrant purchase agreement dated as of February 23, 2004 by and between IPLG and iProspect, Inc. (“iProspect”), IPLG sold to iProspect 100,000 (“iProspect Shares”) of newly issued Common Stock and Warrants to purchase 500,000 additional shares of Common Stock with an exercise price of $1.00 per share, expiring six months from the date of issuance. In consideration for the Common Stock and Warrants, iProspect paid $25,000 in new consideration, $25,000 in monies owed the Company and contributed $150,000 of professional service to IPLG, the Company or its affiliates. Through an agreement (the “License Agreement”) with iProspect entered into February 21, 2003, the Company granted iProspect the right to license or sell MAP Tools. The License Agreement was amended in 2003, with an approval by iProspect of the Rights Agreement, payment of certain licensing and training fees by iProspect and included a perpetual licensing agreement (the “Perpetual Licensing Agreement”) whereby IPLG would not enter into an agreement with any other search engine optimization, positioning or marketing firm or any agency, advertising agency or organization engage in such activities what-so ever (“Exclusivity Provision”). An amendment to the Perpetual Licensing Agreement dated February 23, 2004, was entered into whereby for the release of the Exclusivity Clause other than a few specifically identity companies, IPLG agreed to a reduction in the licensing, support and training fees (the “Amendment Agreement”). Pursuant to a quitclaim and renunciation of interest agreement made effective December 29, 2006, between iProspect, IPLG and the Company, the Amended Agreement was terminated, the iProspect Shares were returned to IPLG, IPLG agreed to terminate any further payments due, and as allowed iProspect to retain a royalty free, irrevocable, non-transferable and non-exclusive right to practice the CAS Process and some minor additional training which has been completed.

In accordance with the closing of the Reverse Merger, we issued 50,394,190 common shares to the stockholders of Future Now, Inc., in exchange for the acquisition of all of the 5,448,021 issued and outstanding common shares of Future Now, Inc., on the basis of 9.25 common shares of our common stock for every one common share of the Company’s stock.

In connection with the Reverse Merger, FNGI also entered into a Convertible Note Agreement, Securities Purchase Agreement, two Warrant Agreements, Pledge and Security Agreement (all collectively, the “Financing Agreements’) with investors (the “Investors”). The Financing Agreements provide for the offering by us to the Investor of $2,000,000 (the “Financing’) in an 11% Secured Convertible Note (the “Note”) having a maturity date which is on the second anniversary of the Closing date. Interest on the Note was prepaid. We also issued five-year stock purchase warrants (the “Warrants”) to the Investors to acquire shares of our common stock at exercise prices of $0.35 and $0.50

During the year ended December 31, 2006, we granted options to purchase a total of 448,000 shares of common stock under our stock incentive plan to certain of our employees. During that period, 316,000 options were exercised and 837,250 options were cancelled due to the forfeiture of options resulting from employees leaving the Company.

On December 29, 2006, Future Now, Inc. completed a share exchange with IPLG (our subsidiary) whereby 800,000 shares of Future Now, Inc.’s common stock was issued and allocated proportionately to the then existing stockholders of IPLG. As a result of the transaction, IPLG became a 100% owned subsidiary of Future Now, Inc., and is now our wholly owned subsidiary.

We issued the following convertible promissory notes during the year ended December 31, 2006:

•	A 10% convertible promissory note with a principal amount of $500,000 and an amended maturity date of September 30, 2007 was issued on January 26, 2006.

•	A 10% convertible promissory note with a principal amount of $500,000 and an amended maturity date of September 30, 2007 was issued on June 15, 2006.

•	A 10% convertible promissory note with a principal amount of $500,000 and a maturity date of September 30, 2007 was issued on September 19, 2006.

•	A 4% convertible promissory note with a principal amount of $1,000,000 and a maturity date of September 30, 2007 was issued on October 13, 2006.

These notes were canceled on September 18, 2007 in exchange for shares of common stock. See “Liquidity and Capital Resources” above for further details.

The issuances of securities in the foregoing transactions were effected without registration under the Securities Act in reliance on Section 4(2) thereof, Regulation D thereunder or Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. None of such transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates or other instruments issued in such transactions. All such recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 27. Exhibits.

3.1	Articles of Incorporation (previously filed as Exhibit 3.1 to the Company’s registration statement on Form SB-2, filed with the Securities and Exchange Commission (the “Commission”) on July 27, 2006.)

3.1a	Certificate of Amendment to Articles of Incorporation (previously filed as Exhibit 3.1 to the Company’s current report on Form 8-K filed with the Commission on July 24, 2007.)

3.2	Bylaws (previously filed as Exhibit 3.2 to the Company’s registration statement on Form SB-2, filed with the Commission on July 27, 2006.)

4.1	Specimen Stock Certificate (previously filed as Exhibit 4.1 to the Company’s registration statement on Form SB-2, filed with the Commission on July 27, 2006.)

5.1*	Legal Opinion of Gersten Savage LLP

10.1
Share Exchange Agreement, dated October 30, 2007, by and between Future Now Group, Inc., Future Now, Inc., and the former stockholders of Future Now, Inc. (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.2	Securities Purchase Agreement, dated October 30, 2007 (previously filed as Exhibit 10.2 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.3	Registration Rights Agreement, dated October 30, 2007 (previously filed as Exhibit 10.3 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.4	Security Agreement, dated October 30, 2007 (previously filed as Exhibit 10.4 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.5	Pledge Agreement, dated October 30, 2007 (previously filed as Exhibit 10.5 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.6	Warrant Agreement W1-1 with Professional Offshore Opportunity Fund Ltd. (previously filed as Exhibit 10.6 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.7	Warrant Agreement W1-2 with Professional Traders Fund LLC. (previously filed as Exhibit 10.7 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.8	Warrant Agreement W2-1 with Professional Offshore Opportunity Fund Ltd. (previously filed as Exhibit 10.8 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.9	Warrant Agreement W2-2 with Professional Traders Fund LLC. (previously filed as Exhibit 10.9 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.10
Secured Convertible Note Agreement with Professional Offshore Opportunity Fund Ltd. (previously filed as Exhibit 10.10 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.11	Secured Convertible Note Agreement with Professional Traders Fund LLC. (previously filed as Exhibit 10.11 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.12	Promissory Note - Howard Kaplan (previously filed as Exhibit 10.12 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.13	Promissory Note - William Schloth (previously filed as Exhibit 10.13 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.14	Form of Original Investment Agreements with Bridge Investors (previously filed as Exhibit 10.14 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.15
Form of Arrangement with Original Bridge Investors for Amendments to Original Investment Agreements (previously filed as Exhibit 10.15 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.16
Office Lease Agreement Dated September 1, 2007 for Occupancy December 15, 2007 (previously filed as Exhibit 10.16 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.17	Employment Agreement - Jeffrey Eisenberg (previously filed as Exhibit 10.17 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.18	Employment Agreement - Bryan Eisenberg (previously filed as Exhibit 10.18 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.19	Employment Agreement - William Schloth (previously filed as Exhibit 10.19 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.20	Employment Agreement - Howard Kaplan (previously filed as Exhibit 10.20 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.21	Employment Agreement - John Quarto-Von Tivadar (previously filed as Exhibit 10.21 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

21	Subsidiaries of the Small Business Issuer (previously filed as Exhibit 21 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

23.1*	Consent of Rosenberg Rich Baker Berman & Co.

23.2*	Consent of Gersten Savage LLP (forms part of Exhibit 5.1)

*Filed herewith.

Item 28. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)    Include any additional or changed material information on the plan of distribution;

(2)    For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)    It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5)    For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the State of Connecticut, on December 28, 2007.

FUTURE NOW GROUP INC.

By:	/s/ Jeffrey Eisenberg
Jeffrey Eisenberg
Chief Executive Officer, President and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Future Now Group, Inc. hereby severally constitute and appoint Jeffrey Eisenberg and William Schloth, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Jeffrey Eisenberg	Chief Executive Officer,	December 28, 2007
Jeffrey Eisenberg	President and Director

/s/ William E Schloth	Chief Financial Officer and Director	December 28, 2007
William E Schloth

/s/ Howard Kaplan	Chief Operating Officer	December 28, 2007
Howard Kaplan

/s/ Bryan Eisenberg	Executive Vice-President of Intellectual Property	December 28, 2007
Bryan Eisenberg	and Director

EXHIBIT INDEX

3.1	Articles of Incorporation (previously filed as Exhibit 3.1 to the Company’s registration statement on Form SB-2, filed with the Securities and Exchange Commission (the “Commission”) on July 27, 2006.)

3.1a	Certificate of Amendment to Articles of Incorporation (previously filed as Exhibit 3.1 to the Company’s current report on Form 8-K filed with the Commission on July 24, 2007.)

3.2	Bylaws (previously filed as Exhibit 3.2 to the Company’s registration statement on Form SB-2, filed with the Commission on July 27, 2006.)

4.1	Specimen Stock Certificate (previously filed as Exhibit 4.1 to the Company’s registration statement on Form SB-2, filed with the Commission on July 27, 2006.)

5.1*	Legal Opinion of Gersten Savage LLP

10.1
Share Exchange Agreement, dated October 30, 2007, by and between Future Now Group, Inc., Future Now, Inc., and the former stockholders of Future Now, Inc. (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.2	Securities Purchase Agreement, dated October 30, 2007 (previously filed as Exhibit 10.2 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.3	Registration Rights Agreement, dated October 30, 2007 (previously filed as Exhibit 10.3 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.4	Security Agreement, dated October 30, 2007 (previously filed as Exhibit 10.4 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.5	Pledge Agreement, dated October 30, 2007 (previously filed as Exhibit 10.5 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.6	Warrant Agreement W1-1 with Professional Offshore Opportunity Fund Ltd. (previously filed as Exhibit 10.6 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.7	Warrant Agreement W1-2 with Professional Traders Fund LLC. (previously filed as Exhibit 10.7 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.8	Warrant Agreement W2-1 with Professional Offshore Opportunity Fund Ltd. (previously filed as Exhibit 10.8 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.9	Warrant Agreement W2-2 with Professional Traders Fund LLC. (previously filed as Exhibit 10.9 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.10
Secured Convertible Note Agreement with Professional Offshore Opportunity Fund Ltd. (previously filed as Exhibit 10.10 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.11	Secured Convertible Note Agreement with Professional Traders Fund LLC. (previously filed as Exhibit 10.11 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.12	Promissory Note - Howard Kaplan (previously filed as Exhibit 10.12 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.13	Promissory Note - William Schloth (previously filed as Exhibit 10.13 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.14	Form of Original Investment Agreements with Bridge Investors (previously filed as Exhibit 10.14 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.15
Form of Arrangement with Original Bridge Investors for Amendments to Original Investment Agreements (previously filed as Exhibit 10.15 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.16
Office Lease Agreement Dated September 1, 2007 for Occupancy December 15, 2007 (previously filed as Exhibit 10.16 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.17	Employment Agreement - Jeffrey Eisenberg (previously filed as Exhibit 10.17 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.18	Employment Agreement - Bryan Eisenberg (previously filed as Exhibit 10.18 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.19	Employment Agreement - William Schloth (previously filed as Exhibit 10.19 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.20	Employment Agreement - Howard Kaplan (previously filed as Exhibit 10.20 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

10.21	Employment Agreement - John Quarto-Von Tivadar (previously filed as Exhibit 10.21 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

21	Subsidiaries of the Small Business Issuer (previously filed as Exhibit 21 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2007.)

23.1*	Consent of Rosenberg Rich Baker Berman & Co.

23.2*	Consent of Gersten Savage LLP (forms part of Exhibit 5.1)

*Filed herewith.